Exhibit 10.20
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                              ASSET SALE AGREEMENT

                          DATED AS OF SEPTEMBER 7, 1995

                                 BY AND BETWEEN

                        MAJCO BUILDING SPECIALTIES, L.P.

                                       AND

                             CFM INTERNATIONAL INC.
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                                TABLE OF CONTENTS


Purchase and Sale of Assets.....................................................
         Sale of Assets.........................................................
         Retained Assets........................................................
         Assumption of Liabilities..............................................
         Limitations on Assumption..............................................
         Purchase Price.........................................................
         Discharge of Indebtedness..............................................
         Personnel, Labor and ERISA Matters.....................................
         Completion of Closing Audited Financial Statements.....................
         Pre-Closing Purchase Price Adjustment; Additional
         Closing Condition......................................................
         Taxes on Sale..........................................................

Closing.........................................................................
         Time and Place.........................................................
         Obligations of Purchaser at Closing....................................
         Obligations of Seller at Closing.......................................

Representations and Warranties of Seller........................................
         Organization and Existence.............................................
         No Subsidiaries........................................................
         Financial Statements...................................................
         Real Property..........................................................
         Absence of Changes or Events...........................................
         Absence of Undisclosed Liabilities: No Transactions with
         Affiliates.............................................................
         Tax Matters............................................................
         Personal Property; Machinery and Equipment.............................
         Contracts and Commitments..............................................
         Patents and Trademarks.................................................
         Insurance Policies.....................................................
         Consents...............................................................
         Litigation.............................................................
         Compliance with Laws...................................................
         Employee Benefit Plans.................................................
         Labor Matters..........................................................
         Finders and Investment Bankers.........................................
         Licenses, Permits and Authorizations...................................
         Bank Accounts..........................................................
         Customers and Suppliers................................................
         Officers' Salaries.....................................................
         Books and Records......................................................
         Inventory..............................................................
         Absence of Certain Payments............................................
         Accounts Receivable....................................................
         Warranty Policies......................................................

Representations and Warranties of the Purchaser.................................
         Organization and Existence.............................................
         Finders and Investment Bankers.........................................
         Financial Resources....................................................

Covenants.......................................................................
         Conduct of Business....................................................
         Other Transactions.....................................................
         Consents and Approvals.................................................
         Endorsements; Bank Accounts............................................
         Additional Instruments.................................................
         Compliance With Hart-Scott.............................................
         Possession and Control of Assets; Access to
         Information............................................................
         Taxes..................................................................
         Insurance..............................................................
         Purchase Price Allocation..............................................
         Use of Name............................................................
         Certain Notices........................................................
         Reimbursements and Apportionments of Certain Charges
         with respect to Real Property..........................................
         Accounts Receivable....................................................
         Notes Receivable.......................................................
         Inventory..............................................................
         Continuing Due Diligence...............................................
         Lien Searches..........................................................
         Limitation of Use of Cash by Seller Pending Closing....................
         Payment of Employee Discretionary Bonuses and 401K Plan
         Contributions..........................................................

Conditions to Obligations of Purchaser..........................................

Conditions to Obligations of Seller.............................................

Survival of Representations and Warranties; Indemnification.....................
         Survival of Representations and Warranties.............................
         Survival of Covenants and Agreements...................................
         Indemnification by Seller..............................................
         Indemnification by Purchaser...........................................
         Defense by Indemnifying Parties........................................
         Remedies Exclusive.....................................................
         Warranties.............................................................

Termination.....................................................................
         Best Efforts to Satisfy Conditions.....................................
         Termination............................................................

Miscellaneous...................................................................
         Expenses...............................................................
         Publicity..............................................................
         Bulk Sales Laws; Tax Certificate.......................................
         Notices................................................................
         Mail...................................................................
         Assignment.............................................................
         Third Party Beneficiaries..............................................
         Knowledge of Seller....................................................
         Successors Bound.......................................................
         Section Headings; Captions; Pronouns...................................
         Amendment..............................................................
         Entire Agreement.......................................................
         Closing................................................................
         Counterparts...........................................................
         Governing Law..........................................................

List of Schedules

List of Exhibits
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                              ASSET SALE AGREEMENT


         Asset Sale Agreement ("Agreement"), dated as of September 7, 1995, by and between Majco Building Specialties, L.P., a limited partnership organized under the laws of the State of Delaware ("Seller"), and CFM INTERNATIONAL INC., a corporation organized pursuant to the Ontario Business Corporations Act ("Purchaser").

         Seller, through its division, The Majestic(R) Company (sometimes hereinafter referred to as the "Division"), is engaged in the manufacture, marketing and sale of fireplace systems, and related accessories and decorative items and other specialty building products (the "Business"). Seller desires to sell and, to the extent applicable, assign to Purchaser the Business and the assets, properties and associated liabilities of the Division, and Purchaser desires to acquire the same from Seller.

         NOW, THEREFORE, on the terms and provisions set forth in this Agreement, for certain good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, and intending to be bound hereby, Seller and Purchaser hereby agree as follows:

1.       Purchase and Sale of Assets.

         1.1 Sale of Assets. On the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 hereof), Seller shall sell, convey, transfer, deliver, assign and set over to Purchaser and Purchaser shall purchase and accept from Seller, the Business and all of the properties, assets, rights and interests of the Division owned by Seller of every kind and description whatsoever and wherever located, tangible and intangible, real, personal and mixed, as they shall exist at the time of the Closing including, without limitation, the following, free and clear of any lien or encumbrance except Permitted Exceptions (as defined in Section 3.4(a)) and liens described on
Schedule 3.8 or in Sections 3.8(ii) and (iii) (other than liens related to the Debt as hereinafter defined), but excluding all "Retained Assets" (as such term is defined in Section 1.2 hereof) (the "Assets"):

         (a) the parcels of land owned by Seller and all buildings, improvements, fixtures, fixed assets and personalty owned by Seller annexed, affixed or attached to such land, constituting the Division's Huntington, Indiana and Austin, Texas plants and the other real property owned by Seller as more particularly described in Schedule 3.4 (the "Real Property");

         (b) all machinery and other equipment, tools and dies, furniture, fixtures, vehicles and other transportation equipment, office supplies and all other fixed assets which are not included within the Real Property but are carried on the books and records of the Division or are primarily utilized in the conduct of the Business;

         (c) all packaging and shipping materials, all raw materials (whether in transit or otherwise), in process and finished goods and products inventory, and consigned goods of the Division and its Business;

         (d) the full benefit subject to burden (so far as same are capable of assignment) of all leases and other agreements and contracts to which the Division is a party or a third party beneficiary or Seller is a party primarily on behalf of the Division or the Business, including all purchase orders, purchase contracts, sales orders and sales contracts (other than this Agreement);

         (e) all rights to the extent the Division (or Seller on behalf of the Division) has prepaid expenses;

         (f) all permits and authorizations (so far as same are capable of assignment) owned by the Division or by Seller primarily in respect of the Division or the Business;

         (g) certain insurance policies owned by the Division or by Seller primarily in respect of the Division or the Business set forth on
         Schedule 3.11 hereto;

         (h) all patents and patent applications owned by the Division or by Seller primarily in respect of the Division or the Business;

         (i) subject to Section 5.11 hereof and Section 1.2(e) hereof, all trademarks, trademark applications, service marks, trade names and trade name applications owned or (if any) licensed by the Division or by Seller primarily in respect of the Division or the Business, including all rights to use the name "Majestic" and all other names, logos and slogans used by the Division or by Seller primarily in respect of the Division;

         (j) all intellectual property rights not otherwise covered by Sections l.l(h) and l.l(i) hereof, including, without limitation, all know-how, copyrights, copyright registrations, copyright applications for registration, trade secrets, techniques, formulas, inventions, drawings, processes, engineering data, directions, software, computer programs, databases and other technical information and specifications owned by the Division or by Seller primarily for use in the operation of the Business (the assets described in Sections 1.1(h), (i) and (j) are sometimes hereinafter referred to as "Proprietary Rights");

         (k) all notes receivable and accounts receivable owned by the Division or by Seller primarily in respect of the Division or the Business;

         (l) all claims, refunds, causes of action, causes in action, rights of recovery and rights of set-off of every kind and nature, except those relating to liabilities which (i) are not included within the "Assumed Liabilities" (as such term is defined in Section 1.3 hereof) or (ii) are related to the Retained Assets;

         (m) all surety bonds, performance bonds, guarantees and letters of credit;

         (n) all goodwill and going concern value; and

         (o) subject to Section 1.2(d) and to the obligations of Seller pursuant to Section 5.7 hereof, all books and records of the Division or pertaining to the Assets or the Business.

         1.2 Retained Assets. Any provision of this Agreement to the contrary notwithstanding, the following properties, assets, rights and interests (the "Retained Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Assets:

         (a) all monies to be received by Seller under this Agreement and all other rights of Seller hereunder;

         (b) all tax refunds and other rights (including, without limitation, rights to indemnification) and claims of the Division, of the Seller in respect of the Division or of the Seller, in respect of or relating to
         (i) tax liabilities not assumed by Purchaser and any other liabilities not assumed by Purchaser or (ii) any other Retained Assets;

         (c) the cash and cash equivalents of the Division and of Seller on hand, in banks or wherever located, certificates of deposit, commercial paper and securities that Seller is not prohibited from distributing or applying pursuant to Section 5.19 of this Agreement;

         (d) subject to the obligations of Seller pursuant to Section 5.7 hereof, all books, records and other documents of Seller, including, without limitation, limited partner lists, partnership tax returns and limited partner Schedule K-1s, relating to the partners of and their investment in Seller;

         (e) the non-transferable right for Seller to use the names "Majco" and "Majco Building Specialties, L.P.";

         (f) all other  assets,  properties  and rights,  if any,  identified on
         Schedule 1.2 hereto;

         (g) the employment agreements between the Seller and each of Raymond E. Deasy, Larry R. McMichael, Rick Thompson and Donely Zulager;

         (h) the financial consulting and sales and use tax consulting service agreements set forth as items 30 and 31 under subsection (ii) of
         Schedule 3.9 hereto; and

         (i) the rights and benefits of Seller in respect of the Agreement of Sale and Purchase dated April 24, 1986, among American Standard Inc., Equus Capital Corporation and Equus Building Products, L.P. as assignee of EBP Holdings, Inc., provided that Seller shall request the consent of American Standard to the assignment of such rights and benefits to Purchaser, and in the event such consent is obtained at any time, Seller shall assign such rights and benefits to Purchaser.

         1.3 Assumption of Liabilities. Purchaser, upon the sale and purchase of the Assets, shall assume, and shall pay and discharge when due all of the liabilities and obligations of the Division and all of the liabilities and obligations of Seller in respect of the Division, the Business or the Assets, of whatever type or nature, absolute, contingent or otherwise, other than the Retained Liabilities (the "Assumed Liabilities").

         1.4 Limitations on Assumption. Any provision of this Agreement to the contrary notwithstanding, Purchaser will not and does not assume the following liabilities and obligations (the "Retained Liabilities") of Seller even if, to any extent, they arose in connection with, were incurred by or were related to, the operation of the Business or the transfer of the Business to Purchaser pursuant to this Agreement:

         (a) all indebtedness (the "Debt") of Seller for borrowed money under the agreements and instruments set forth on Schedule 3.9(xv) hereto;

         (b) any obligation or liability of Seller to Purchaser created by this Agreement;

         (c) any obligation or liability of Seller arising out of or incurred in respect of any transaction occurring on or after the Closing Date (as defined in Section 2.1 hereof) unrelated to the Assets, the Division or Purchaser's operation of the Business;

         (d) any obligation or liability of Seller to any of Seller's general or limited or special partners (in their respective capacities as general or limited or special partners) or any officer, director or stockholder or limited or general partner thereof (in their respective capacities as officer, director, stockholder or general or limited partner thereof) and any officer, director or stockholder of any such stockholder or limited or general partner (in their respective capacities as officer, director or stockholder);

         (e) unpaid fees and expenses of Seller's investment bankers, counsel, accountants or other experts incurred in connection with the negotiation of this Agreement and related documentation and the execution and delivery of the same and the closing of the transactions contemplated hereby;

         (f) any obligation or liability of Seller or its general or limited or special partners for any of the following: (i) federal, state, local or foreign income Taxes incurred for periods through the date of Closing ("pre-Closing Periods"); (ii) federal, state, local or foreign Taxes payable with regard to the sale, conveyance, assignment, transfer or delivery of the Division, the Assets and the Business by Seller to Purchaser at the Closing pursuant to this Agreement, except for any liability which Seller may incur with respect to the Multi-Employer Plan (as such term is hereinafter defined); (iii) any other Taxes incurred in respect of the Division for pre-Closing Periods and not properly accrued on the "Closing Balance Sheet" (as such term is defined in Section 1.8 hereof) and back-up schedules with respect thereto, which schedules shall provide additional details regarding each tax accrual item; and (iv) interest, additions and penalties incurred in respect of any of the Taxes referred to in clauses (i),
         (ii) or (iii) of this paragraph (f); and

         (g) the  liabilities  associated  with the  agreements  referred  to in
         Section 1.2(g) and (h).


         For purposes of this Agreement, "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever.

         1.5      Purchase Price.

         (a) In consideration of the sale and transfer of the Assets by Seller to Purchaser, at Closing Purchaser shall assume the Assumed Liabilities and pay the following (the "Purchase Price"): (i) to Seller, the "Initial Purchase Price" (as such term is defined in Section 1.5(c)(i) below); and (ii) into the "Escrow Account" the sum of the "Contingent Escrow Funds" (as such terms are defined in Section 1.5(c)(ii) below).

         (b) The sum of Sixty Six Million Six Hundred Ten Thousand United States Dollars (U.S. $66,610,000) in cash constitutes the "Gross Amount" within the meaning of this Agreement.

         (c) At Closing, the Purchase Price shall be transferred by Purchaser by wire transfer of immediately available funds, as follows:

                  (i) the sum (such sum, the "Initial Purchase Price") of (a) Sixty Three Million Two Hundred Seventy Nine Thousand Five Hundred Dollars (U.S. $63,279,500) shall be paid at the Closing to such account or accounts as may have been designated by Seller to Purchaser in writing at least two (2) business days prior to the Closing.

                  (ii) the sum (such sum, the "Contingent Escrow Funds") of Three Million Three Hundred Thirty Thousand Five Hundred Dollars (U.S. $3,330,500) shall be paid at Closing into the escrow account (the "Escrow Account") established pursuant to an escrow agreement substantially in the form of Exhibit A hereto (the "Escrow Agreement").

         (d) As more fully provided in the Escrow Agreement, for the scheduled term of the Escrow Agreement following the Closing Date, Purchaser shall be entitled to collect from the Escrow Account any amount that Purchaser is entitled to receive, in accordance with the terms and conditions of the Escrow Agreement, as an indemnification payment pursuant to the provisions of Section 8 hereof. Upon the termination of the Escrow Agreement, the balance of the Escrow Account, if any, shall be paid over to Seller pursuant to the Escrow Agreement as a payment of additional contingent purchase price for the Assets (said payment, the "Contingent Purchase Price Payment").

         1.6 Discharge of Indebtedness. At the Closing, upon payment by Purchaser of the Initial Purchase Price to Seller and the Contingent Escrow Funds to the Escrow Account, Seller shall cause all documents and instruments, in recordable form as appropriate, necessary to fully release and discharge the Debt owed on the Closing Date together with all liens, mortgages, deeds of trust, security interests, pledges and other encumbrances securing the same, to be executed, delivered and/or filed, as the case may be. To facilitate the foregoing, Seller may direct Purchaser to pay a portion of the cash consideration included in the Initial Purchase Price directly to the holder of the Debt in such amount as is indicated by Seller. Seller shall cause the holder of the Debt to execute a pay-off letter substantially in the form of Exhibit C hereto evidencing the release and discharge of such indebtedness.

         1.7      Personnel, Labor and ERISA Matters

         (a) Continued Employment. Upon the Closing, Purchaser shall continue to employ all of the employees covered by the collective bargaining agreement dated as of May 9, 1994 (the "Union Contract") with Local Union No. 204 of the Sheet Metal Worker's International Union, AFL-CIO (the "Sheet Metal Worker's Union") pursuant to the terms thereof, and all other employees of the Business and the Division or of Seller in respect of the same at their same salaries and wages and with the same benefits and terms and conditions of employment as are in effect immediately prior to the Closing. The foregoing shall not prohibit Purchaser from terminating the employment of any such employee following the Closing to the extent permitted by law and contract although Purchaser has not expressed any present intention to do so.

         (b) Union Contract. Purchaser shall assume all of the duties and obligations of the Business, the Division and Seller under or in respect of the terms of the Union Contract.

         (c) Employee Benefit Plans. Seller and Purchaser shall, before and after the Closing, take all such action as may be necessary or appropriate so that Purchaser shall be substituted for all purposes as the sponsoring or contributing employer under the Plans (as defined in
         Section 3.15 hereof)  referred to on Schedule  3.15(a)  hereto,  and so that, with respect to the "Multi-Employer Plan" (as such term is hereinafter defined), under the requirements of such Plan, ERISA (as defined in Section 3.15(a) hereof), and the Pension Benefit Guaranty Corporation, such substitution shall not constitute a complete withdrawal or partial withdrawal (as such terms are defined in ERISA) by Seller from such Plan. Without limiting the foregoing, Purchaser expressly agrees that it shall assume and observe the obligations of the Business, the Division and Seller to the Sheet Metal Worker's plan, a multi-employer defined benefit employee pension benefit plan previously assumed by Seller, which plan (the "Multi-Employer Plan") is identified on Schedule 3.15(a) hereto and Purchaser shall be liable for any withdrawal liability which Seller may incur with respect to the Multi-Employer Plan. Without limiting Purchaser's obligations under this Agreement (including, without limitation, in respect of the Assumed Liabilities) or Seller's rights under this Agreement (including, without limitation, Seller's rights to indemnification by Purchaser), Seller acknowledges that if Purchaser withdraws from the aforesaid multiemployer plan in a complete withdrawal, or a partial withdrawal with respect to operations during the five plan years specified in Section 4204(a)(1)(C) of ERISA, the Seller shall be secondarily liable for any withdrawal liability it would have had to such multiemployer plan with respect to the operations (but for Section 4204 of ERISA) if the liability of Purchaser with respect to the plan is not paid.

         (d) Welfare Plans. All personnel to be employed by Purchaser following the Closing as provided in subsection (a) above shall be given credit for all years of service in respect of the Business with Seller and its predecessors, including, without limitation, American Standard Inc. and Equus Building Products, L.P. for purposes of determining eligibility for, and duration and amount of, all benefits to be assumed by Purchaser (including, without limitation, life insurance, medical, dental and disability benefits and paid vacation and severance arrangements); provided that in respect of employees covered by the Union Contract credit in respect of years of service shall be given only if and as provided in such Union Contract. Purchaser shall assume the obligations of the Business, the Division and the Seller as of the Closing Date for accrued vacation pay and sick pay and other accrued but unpaid benefits as accrued in the ordinary course of business in accordance with the policies identified in Schedule 3.15(a) hereto.

         1.8      Completion of Closing Audited Financial Statements.

         (a) As soon as practicable after the Closing and, in any event, within forty-five (45) days thereof, Seller shall prepare and deliver to Purchaser audited financial statements, including, but not limited to, an audited balance sheet of Seller as at September 30, 1995 (the "Closing Balance Sheet"), and the related audited statement of income (the "Closing Income Statement"), for the period commencing on January 1, 1995 and ending on the Closing Date (the "Closing Audited Financial Statements"), prepared in accordance with United States generally accepted accounting principles consistently applied in accordance with Seller's past practices. The Seller will inform its independent certified public accountants of, and will use its best efforts to have such accountants acknowledge, Purchaser's intended use of the Closing Audited Financial Statements in connection with the purchase of Assets under this Agreement.

         (b) In connection with the preparation of the Closing Audited Financial Statements, a physical inventory shall be conducted at the Division's plants on the Closing Date. The inventory will be taken by Seller's independent certified public accountants, and shall be observed by Purchaser's independent certified public accountants.

         (c) Purchaser shall give Seller and its independent certified public accountants such access to the Division, the Assets and the Business and the officers and employees and books and records thereof (which are then within the possession of Purchaser or its affiliates, representatives, employees or professional advisors) as Seller or its accountants may reasonably request in order to enable them to prepare said Closing Audited Financial Statements.

         (d) Seller's independent certified public accountants and Purchaser's independent certified public accountants may discuss with each other the preparation and contents of the Closing Audited Financial Statements during the period from the Closing through the delivery of the same by Seller to Purchaser.

         (e) Purchaser shall have fifteen (15) days after receipt of the Closing Audited Financial Statements (during which period Purchaser shall have complete access to the work papers of Seller's independent certified public accountants), during which to advise Seller by a written notice that Purchaser disputes that such Closing Audited Financial Statements are prepared in accordance with United States generally accepted accounting principles consistently applied in accordance with Seller's past practices. If Purchaser does not give such notice of dispute with regard to either the Closing Balance Sheet or the Closing Income Statement, then the Statement which is undisputed shall be deemed to be the "Closing Balance Sheet" or the "Closing Income Statement", as the case may be, and shall be conclusive and binding upon the parties hereto for the purposes expressly set forth in Sections 1.4(f)(iii), 5.14, 5.16 and 5.19 of this Agreement.

         (f) If Purchaser gives such notice of dispute, then Seller and Purchaser shall use their best efforts and good faith to resolve such dispute by negotiation. If the parties succeed in resolving any such disputes by negotiation, then the statement which becomes undisputed, with whatever changes thereto the parties may have mutually agreed to make, shall be deemed to be the "Closing Balance Sheet" or the "Closing Income Statement", as the case may be, and shall be conclusive and binding upon the parties hereto for the purposes expressly set forth in Sections 1.4(f)(iii), 5.14, 5.16 and 5.19 of this Agreement.

         (g) If any dispute is not resolved by negotiation within ten (10) days after the receipt by Seller of Purchaser's notice of dispute, and such dispute involves an individual item on the Closing Balance Sheet or Closing Income Statement in excess of $50,000, or items on the Closing Balance Sheet or Closing Income Statement aggregating in excess of $200,000, then the dispute shall be submitted immediately to one of the following "Big Six" firms, which are listed in the order in which they shall be approached to accept the assignment: Price Waterhouse, Coopers & Lybrand and Arthur Anderson. The independent certified public accountant who actually resolves the dispute shall be a member of such firm in the Chicago office who is individually knowledgeable and experienced in the accounting issues in the fireplace industry or a closely- identified industry or, if no such member can be identified, then a member of the firm knowledgeable and experienced with manufacturing companies. If no such accountant at one of the Big Six firms listed above accepts the assignment within five (5) days after the lapse of the aforesaid ten (10) day negotiating period, and the parties have not mutually agreed upon another accountant to resolve the dispute, then either party may seek to have an accountant appointed in an arbitration proceeding substantially similar to the one provided for under the Escrow Agreement. The accountant chosen to resolve the dispute, whether at one of the Big Six firms or otherwise, shall determine within fifteen (15) days whether the Closing Balance Sheet or the Closing Income Statement, whichever is applicable, was prepared in accordance with United States generally accepted accounting principles consistently applied in accordance with Seller's past practices. Each of the Seller and the Purchaser may make a written submission to the accountant arbitrating the dispute provided that a copy of the same is received by the other party hereto on the same day, and each party may make a response in writing to the submission by the other party provided that a copy of the response also is received by the other party hereto on the same day as the response is received by the accountant arbitrating the dispute. The accountant arbitrating the dispute pursuant to this Paragraph shall consider any such submission. When the accountant arbitrating the dispute pursuant to this Paragraph renders his decision, the relevant statement, as revised in accordance with the decision of the accountant who arbitrated the dispute, shall be deemed to be the "Closing Balance Sheet" or the "Closing Income Statement", as the case may be, and shall be conclusive and binding upon the parties hereto for the purposes expressly set forth in Sections 1.4(f)(iii), 5.14, 5.16 and 5.19 of this Agreement.

         (h) Each party hereto shall pay the fees and expenses of its own accountants in connection with the performance of this Section. The fees and expenses of the independent certified public accountant, if any, who arbitrates a dispute between the parties hereto pursuant to
         Section 1.8(g) hereof shall be shared equally by the parties hereto.

         1.9 Pre-Closing Purchase Price Adjustment; Additional Closing Condition. The parties hereto expressly acknowledge and agree that notwithstanding any other provision of this Agreement to the contrary, on the terms and conditions set forth in this Section 1.9 the Purchase Price may be adjusted by the parties prior to the Closing and a special Closing condition may arise, as follows:

         (a) In the event that from the date hereof through the Closing date, an event or condition, should occur which results in a breach of Seller's representations or warranties hereunder, Purchaser shall promptly give Seller notice of the same in substantially the same manner as notice would be given for indemnification claims pursuant to Article 8 hereof. In addition to whatever other information is included in such notice to Seller, Purchaser, to the best of its ability, shall advise Seller of the dollar value of Purchaser's claim with respect to such breach.

         (b) Within two (2) days of receipt of such notice (assuming, for this purpose, that the same is received prior to the Closing date), Seller shall respond to Purchaser's notice. Such response may include an acceptance or a rejection of the validity of Purchaser's claim or the valuation thereof or a request for additional information.

         (c) To the extent that the parties agree on the value and validity of any such claim on or prior to the Closing date, if the aggregate agreed value of any such claims between the date hereof and the Closing date is greater than Two Hundred Fifty Thousand Dollars ($250,000) but less than One Million Dollars ($1,000,000), Seller agrees that with respect to each such claim Seller shall either (i) pay the amount of such claim to Purchaser or (ii) assume liability therefor, to the extent that the matter underlying the claim constitutes an assumable obligation. In the event that the aggregate agreed value of such claims exceeds One Million Dollars ($1,000,000), Seller shall also have the option to perform in accordance with the preceding clauses (i) and (ii) but Seller may limit its payment or assumption to One Million Dollars ($1,000,000). In the event that the aggregate agreed value of such claims does not exceed Two Hundred Fifty Thousand Dollars ($250,000), this Section shall not apply. Any payments by Seller pursuant to this Section shall be made by wire transfer of immediately available funds.

         1.10 Taxes on Sale. Seller shall bear the burden and be responsible for the payment of all Taxes payable with respect to the sale, conveyance, assignment, transfer or delivery of the Division, the Assets and the Business to Purchaser at Closing pursuant to this Agreement, except for any liability which Seller may incur with respect to the Multi Employer Plan (as such term is hereinafter defined).

2.       Closing.

                  2.1 Time and Place. The consummation of the purchase and sale of the Assets and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 A.M. on September 29, 1995 (the "Closing Date") at the offices of Greenberg Traurig Hoffman Lipoff Rosen & Quentel, 153 East 53rd Street, New York, New York, or at such other time and place as the parties hereto may agree in writing.

                  2.2 Obligations of Purchaser at Closing. At the Closing, if the conditions to Purchaser's obligations set forth in Section 6 hereof have been satisfied or waived by Purchaser, then, against tender by Seller of the documents set forth in Section 2.3 hereof, Purchaser shall perform its obligations to be performed under this Agreement on or prior to Closing and shall: (i) pay and deliver by irrevocable wire transfer of immediately available funds (a) the Initial Purchase Price to an account or accounts designated by Seller in writing to Purchaser at least two (2) business days prior to the Closing and (b) the Contingent Escrow Funds to the Escrow Account; and (ii) execute and deliver to Seller an assumption agreement in the form of Exhibit D hereto and such other acceptances of the Assumed Liabilities as Seller may reasonably require to consummate the transactions contemplated hereunder, in form and substance reasonably satisfactory to Seller.

                  2.3 Obligations of Seller at Closing. At the Closing, if the conditions to Seller's obligations set forth in Section 7 hereof have been satisfied or waived by Seller, then, against tender by Purchaser of the Initial Purchase Price and the Contingent Escrow Funds and the other items set forth in
Section 2.2 hereof, Seller shall execute and deliver or cause to be executed and delivered to Purchaser all of the following and such other documentation as is necessary to consummate the transactions contemplated hereunder:

                  (i) with respect to the Real Property, special warranty deeds conveying title to Purchaser in the forms of Exhibits E and F hereto;

                  (ii) with  respect  to the lease  listed  in  Schedule  3.4(a)
         hereto  (the  "Lease"),   an  assignment   and   assumption   agreement
         substantially in the form of Exhibit G hereto;

                  (iii) assignments of all of Seller's rights and obligations under all contracts and agreements (exclusive of the Leases) which are included in the Assets (other than those covering Retained Assets), substantially in the form of Exhibit H hereto;

                  (iv) assignments to Purchaser of that portion of the Assets which consist of Proprietary Rights and any other intangible property of an intellectual property nature, substantially in the form of
         Exhibit I hereto;

                  (v) a bill of sale in the form of Exhibit K from Seller and such other assignments, endorsements, and instruments of conveyance and transfer as shall be necessary in order to sell, assign and transfer the Assets not covered by clauses (i) through (iv) and (x) of this
         Section 2.3 to Purchaser;

                  (vi) all documents and instruments necessary to release of record or otherwise evidence the satisfaction of the mortgages, liens, security interests and encumbrances listed in Schedule 2.3(vi) hereto, if any;

                  (vii) all documents necessary to effectuate the assignment of the Union Contract and Plans as contemplated in Section 1.8 hereof substantially in the form of Exhibits K and L attached hereto;

                  (viii) the letters of instruction described in Section 5.4 hereof;

                  (ix) the pay-off letter described in Section 1.6 hereof, if applicable;

                  (x) the instrument described in Section 5.4 hereof authorizing Purchaser and its representatives to endorse Seller's name on checks, drafts, notes and other documents received in payment of any accounts receivable or other property included in the Assets sold to Purchaser under this Agreement; and

                  (xi) all documents necessary to effectuate the assignment of the insurance policies covered by Section 1.1(g) hereof, if any.


3.       Representations and Warranties of Seller.

                  Seller represents and warrants to Purchaser that:

         3.1      Organization and Existence.

         (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite partnership power and authority to own, lease and operate its properties and to carry on the Business as now being conducted and is qualified to do business as a foreign limited partnership in any jurisdiction whose laws require such qualification except where the failure to be so qualified, as of the date hereof, would not have a materially adverse effect on the Business, the Division or the Assets, taken as a whole. The Documents (as hereinafter defined) executed and delivered by Seller constitute, or when executed and delivered will constitute, the legal, valid and binding agreements of Seller, and are, or when executed and delivered will be, enforceable in accordance with their respective terms. The execution, delivery and performance by Seller of this Agreement and the other Documents to be executed, delivered and performed by Seller are within its partnership powers, and, to the extent required, subject to the receipt of the limited partner consent contemplated by Section 7(h), have been duly authorized by all necessary partnership action. Seller has delivered to Purchaser complete and correct copies of: (i) the Certificate of Limited
         Partnership of Seller and of the general partner of Seller (collectively, the "L.P. Certificate"), as in effect on the date hereof, certified by the Secretary of State of Delaware; and (ii) the Amended and Restated Agreement of Limited Partnership of Seller and the Agreement of Limited Partnership of the general partner of Seller (collectively, the "Partnership Agreement"), as in effect on the date hereof, certified, as to Seller, by the Secretary or an Assistant Secretary of the general partner of the general partner of Seller and, as to the general partner of Seller, by the general partner of the general partner of Seller.

         (b) Except as set forth in the documents creating the Debt and except as set forth in Schedule 3.1(b) hereto, if at all, neither the execution and delivery of any of the Documents, the performance by Seller of its obligations thereunder, nor the consummation of the transactions contemplated thereby will: (i) violate any provisions of the L.P. Certificate or the Partnership Agreement; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination, cancellation or the acceleration of the maturity of, any debt, contract, agreement, lease or obligation of the Division or the Seller or, to Seller's knowledge, by which they are bound, or require the payment of any prepayment or other premium or penalty with respect thereto; (iii) except as set forth in Schedule 3.12 hereto, require notice to or the consent of any party to any debt, contract, agreement, lease or obligation of the Division or the Seller or, to Seller's knowledge, by which they are bound, or permit any such party to re-negotiate, receive a refund with respect to, modify or otherwise change any agreement or commitment; (iv) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of the Division or Seller under any debt, contract, agreement, lease or obligation of the Division or the Seller or, to Seller's knowledge, by which they are bound; or (v) violate any statute, law, judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority applicable to the Division or to the Seller; except, in the case of clauses (ii), (iii) and (v), for any such violation, conflict, default, termination, acceleration, security interest, lien, encumbrance or other act or omission which would not materially adversely affect the Assets or the Business.

         As used herein, the term "Documents" means this Agreement and all other instruments, agreements and documents executed and delivered or to be executed and delivered by either party or both parties hereto in connection with the transactions contemplated hereby.

         3.2 No Subsidiaries. Except as set forth on Schedule 3.2 hereto, Seller does not have any subsidiaries or any equity investment or ownership interest, directly or indirectly, in any corporation, partnership, joint venture or other business enterprise.

         3.3      Financial Statements.

         (a) Schedule 3.3(a) sets forth a true, accurate and complete copies of the balance sheets of Seller as at December 31, 1994 (the "1994 Balance Sheet") and December 31, 1993 and the related statements of income, changes in partners' equity and cash flows for the fiscal years then ended, accompanied by the audit report thereon of Deloitte & Touche LLP, independent accountants (collectively, the "Audited Financial Statements"). The Audited Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, are consistent with the books and records of Seller, taken as a whole, and present fairly and accurately the financial position of Seller in each case as at the dates thereof, and the results of operations and changes in cash flows for the periods then ended in accordance with United States generally accepted accounting principles applied on a consistent basis.

         (b) Schedule 3.3(b) sets forth true, accurate and complete copies of the unaudited balance sheet of Seller as at June 30, 1995 (the "June Balance Sheet") and the related unaudited income statement, and cash flows for the six-month period ended on such date (the "Unaudited Financial Statements"). Except for the absence of notes thereto and other customary differences and exceptions pertaining to the preparation of unaudited interim financial statements, to the knowledge of Seller the Unaudited Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis, are consistent with the books and records of Seller, taken as a whole, and present fairly and accurately the financial position of Seller as at the date thereof, and the results of operations and changes in cash flows for the period then ended in accordance with United States generally accepted accounting principles applied on a consistent basis.

         3.4      Real Property.

         (a) Schedule 3.4(a) contains (i) the legal descriptions of the Real Property and (ii) a list of the real property leased by the Business or the Division or by Seller primarily for the Business or the Division.

         (b) The Real Property is all of the real property owned by Seller. Seller is in actual possession of the Real Property and has, and at Closing shall have, fee simple title to the Real Property, free and clear of all liens and encumbrances, leases and rights of occupancy, except for the following (all of which except for subprovision (i) below are referred to hereinafter collectively as the "Permitted Exceptions"): (i) those items listed on Schedule 2.3(vi) hereto, if any; (ii) real property taxes, assessments and other impositions either not yet due and payable at the time of Closing or the payment of which is being contested by Seller in appropriate proceedings; (iii) the exceptions set forth in Schedule 3.4(b)(iii) hereto; (iv) the states of facts and (y) any existing additional states of facts which an accurate survey (or update of the surveys described above) or a physical inspection of the real property would reveal provided, that the additional states of facts do not violate any existing law, rule, order or regulation or interfere with the current use of the property shown on the surveys listed in Schedule 3.4(b)(iv) hereto (v) all of the standard or "boilerplate" printed exceptions contained in any title policy issued to Purchaser; (vi) existing rights of any utility company to maintain or operate wires, lines, cables, poles and equipment in, to and under the Real Property, provided they do not interfere with the operation of the business as it is presently conducted; (vii) insubstantial variations between record lines and fences, retaining walls or walks and insubstantial variations between record lines and tax maps or other filed maps or plats; (viii) zoning, subdivision, landmark, historic or wetlands laws or designations, provided they are not violated by the existing buildings and improvements; and (ix) encroachments of non-structural portions of buildings or improvements; and consents for the erection of any structure on, under or above any streets on which the Real Property abuts. If at Closing there are liens or encumbrances, other than Permitted Exceptions, that Seller is obligated to pay or discharge, Seller may use a portion of the purchase price to pay or discharge them or deposit sufficient monies with Purchaser's title insurance company sufficient to assure their discharge if the title insurance company will insure Purchaser's title clear of such matters. Purchaser shall provide separate certified or bank checks or wire transfers as requested by Seller to assist in clearing up these matters. The parties further acknowledge that item
         A.8 of Schedule 3.4(b)(iii) sets forth their agreement with respect to the clarification of the legal description of that portion of the Real Property located in Huntington, Indiana.

         (c) The Lease is the only leasehold estate held by the Business or the Division or the Seller as lessee in respect of real property or any interest therein. A true, correct and complete copy of the Lease as in effect on the date hereof have been delivered to Purchaser. The Division or Seller on behalf of the Division is in actual possession of the properties demised under the Lease and has good and marketable title to the leasehold estates conveyed under the Lease, free and clear of any mortgage, deed of trust, pledge, vendors' or other lien, security interest, sublease or right of occupancy, except as set forth on Schedule 3.4(c) hereto, if at all.

         (d) Seller has the right of ingress and egress through a public road or street, to and from each parcel of Real Property and to and from the properties demised under the Leases.

         (e) The Real Property and the properties demised under the Leases and the improvements thereon (including, without limitation, (i) the walls, ceilings and other structural elements of any improvements erected on any part of the Real Property and (ii) the building systems, such as heating, plumbing, ventilation, air conditioning and electric (which building systems referred to in this clause (ii) are hereinafter defined as the "Building Systems")) constitute all of the real property and leases currently used exclusively or materially for the Business and, in the aggregate, are adequate and sufficient for the current operations of the Division and the Business, taken as a whole, and the aforesaid Building Systems on such properties, whether leased or owned, are in good working order, repair and operating condition (ordinary wear or tear excepted which term, for purposes of this Agreement, includes without limitation any present repair of items and scheduled maintenance of items which is not overdue) and, further, that no representation is given with regard to working order, repair or operating condition of any of the same which are not regularly required for or used in the current operations of the Division and the Business or are only used for storage.

         (f) There is no pending proceeding for the taking or condem- nation of all or any portion of the Real Property or the properties demised under the Leases or pending taking or condemnation proceeding which would result in a termination of any Lease of real property and, to the knowledge of Seller, none of the same is threatened.

         (g) There are no items of maintenance scheduled by Seller for completion during the past six months that have been materially deferred with respect to any of the Building Systems or with respect to the structural soundness of the improvements comprising part of the Real Property in excess of $50,000 in the aggregate except that no representation is given with regard to any Real Property or improvements comprising part of any of the same which are not regularly required for or used in the current operations of the Division and the Business or are only used for storage.

         (h) Seller has received no uncured notice from applicable governmental authorities of any outstanding violations of any building or zoning laws, codes or regulations, or governmental or judicial orders issued pursuant thereto, with respect to the Real Property and, except for violations that would not be material to the Business, the Division or the Assets, taken as a whole, there are no such violations; provided, that the foregoing representation shall not apply to any Real Property or improvements comprising part of any of the same which are not regularly required for or used in the current operations of the Division and the Business or are only used for storage.

         (i) As of the Closing, no labor will have been performed, or material furnished, by or at the request of Seller in connection with the Real Property which shall not have been paid for in full and for which a mechanic's lien or materialman's lien can validly be claimed except for amounts for which adequate reserves have been established by Seller and amounts not yet due and payable under existing service and maintenance contracts.

         (j) Seller is not a "foreign person" as such term is defined in the Internal Revenue Code of 1986, as amended (the "IRC").

         (k) Schedule 3.4(k) hereto lists all material assignable service and maintenance contracts pertaining to the Real Property.

         (l) There are no management contracts, leasing or leasing commission agreements or similar agreements relating to the operation and management of the Real Property which are not terminable at Seller's option without penalty on notice of 60 days or less other than as set forth on Schedule 3.4(l).

         3.5 Absence of Changes or Events. Except as set forth in Schedule 3.5 hereto or otherwise disclosed to Purchaser by Seller in writing, since December 31, 1994, the Business has been conducted only in the ordinary course in a manner consistent with past practice (except for the following facts, which are sometimes hereinafter referred to as the "Special Exceptions": (i) the Assets, the Business and the Division have been offered for sale and, consequently, have been involved in the process of such offering and the negotiation and performance of a sale transaction and the Division and the Seller have taken certain customary actions and incurred certain customary expenses in connection therewith, including, without limitation, incurring fees and expenses of investment bankers, attorneys, accountants, environmental and other consultants, arranging and paying for environmental remediation disclosed elsewhere in or pursuant to this Agreement and arranging and paying for title and survey work and discussing the potential sale of the Business and the Assets with prospective purchasers and with management and key employees of the Division and the Seller and with customers and suppliers; (ii) in connection with the Closing Seller may pay special closing bonuses to certain key executives of the Division, such bonuses to be paid post-closing from Seller's funds; (iii) the Purchaser and Seller have agreed that the Seller will be responsible for causing payment of discretionary bonuses and the Division's contributions to the Division's 401K Plan for the period from January 1, 1995 through the Closing date with respect to employees other than Raymond E. Deasy, Larry R. McMichael, Donely H. Zulager and Glenn Thomson, in the amount accrued on the books and records of the Division as of the Closing date, notwithstanding that bonuses under the Management Discretionary Bonus Plan and contributions to the 401K Plan are ordinarily not paid until year-end and that customarily all members of the Division's Management are eligible for payment of any such bonus and receive the benefit of a Division contribution to the 401K Plan, and Seller shall have no further obligation with regard to payment of Management Discretionary bonuses or 401K contributions to or on behalf of the aforesaid four (4) individuals nor any liability from any failure by Purchaser to make any necessary contributions or otherwise comply with the laws, rules and regulations with respect to the 401K plan following the Closing date; (iv) in connection with the Closing, various adjustments and accounting and bookkeeping entries ordinarily not made until year-end may be made by Seller at or about the time of Closing provided that such accounting and bookkeeping entries, if any, shall be subject to audit pursuant to Section 1.8; (v) the Division will take a physical inventory late in September and, as a result, its plants will be shut down for two (2) days which would otherwise be production days, with a consequent effect on sales and earnings; (vi) the Division is in the process of selling its safe business for approximately $45,000; (vii) the Purchaser and the Seller have agreed to a purchase price adjustment of $390,000, already reflected in the Initial Purchase Price, in respect of certain notes receivables of Seller, and Seller may, but is not required to, adjust reserves or write-offs with regard to notes receivable accordingly whether or not it would otherwise have done so, but, notwithstanding any other provision of this Agreement, no such increase in reserves for notes receivable or write-off of same in connection with or relating to the $390,000 purchase price adjustment shall be deemed to constitute a breach of any representation or warranty pursuant to this Agreement nor shall it be taken into account in calculating the amount of cash which Seller may distribute or utilize to pay off Debt in accordance with Section 5.19 of this Agreement, except for such reserves as are recorded in the course of preparation of the Closing Balance Sheet; and (viii) during the period from December 31, 1994 through the Closing, Seller has caused payments of Debt and distributions of cash to the general or limited partners of Seller whether or not in the ordinary course, provided that any such payments and distributions are permitted by and do not violate Section 5.19 of this Agreement, and provided further, that Purchaser's sole remedy for breach of the covenant referred to in the foregoing proviso shall be as set forth in said Section 5.19; and neither the Business nor the Division nor the Assets nor the Seller primarily on behalf of the Division have otherwise:

                  (i) experienced or suffered any material adverse change in its condition (financial or otherwise), results of operation, business or properties, taken as a whole; provided, that no material adverse change shall be deemed to have occurred, within the meaning of this clause
         (i), to the extent that the same is either (x) consistent with the most current written projections furnished to Purchaser by Seller prior to the execution and delivery of this Agreement or (y) consistent with, but not materially more adverse than, economic conditions and results experienced generally by businesses comparable to the Business which are principally engaged in manufacturing fireplace systems and related products for the housing and remodeling industries in the U.S.;

                  (ii) borrowed or agreed to borrow any funds except in connection with the revolving credit facility portion of the Debt, or incurred, or become subject to, any other absolute or contingent obligation or liability, or guaranteed any liabilities or obligations of any other person, except obligations and liabilities incurred or guaranteed in the ordinary course of business;

                  (iii) created any mortgage, assignment, pledge, lien, security interest, encumbrance, restriction or charge of any kind with respect to its properties, business or assets except (i) the equitable lien created by this Agreement or (ii) as set forth on Schedule 3.4(b)(iii), if at all, or (iii) in the ordinary course of business, if at all;

                  (iv) conveyed or agreed to convey any real property or tangible personal property included in the Assets to the Seller's general or limited partners or any affiliated person or any officer, director or shareholder thereof or entered into any non-arm's length transaction with any such person provided, that it is understood and agreed that at any time and from time to time up to and including the Closing Date the Seller may make any non-ordinary course payment or distribution in cash or in cash equivalents to the Seller's general or limited partners or any affiliated person or otherwise dispose of the cash and cash equivalents of the Business or the Division but Seller shall not cause the Division or the Business to incur indebtedness for borrowed money for such purpose;

                  (v) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of any of material portion of its assets, properties or rights, except as permitted pursuant to clause
         (iv) above or this Agreement or in the ordinary course of business, it being acknowledged that in the ordinary course of its business (i) the Division disposes of immaterial amounts of prototype, obsolete, odd lot or off quality products to its employees and others for free or at nominal prices from time to time and (ii) in the ordinary course of its business the Division disposes of certain system components (primarily builder boxes) at a loss as part of overall orders for fireplace systems which are sold at an aggregate profit;

                  (vi) experienced any general work stoppage or labor strike or any other material labor dispute, or executed or modified in any material or non-ministerial fashion any collective bargaining agreement or arrangement;

                  (vii) incurred or become subject to any claim or liability for any damages, material to the Business, the Division and the Assets, taken as a whole, for negligence or other tort or breach of contract;

                  (viii) (a) made or granted any increase in the benefits of or compensation payable or to become payable to officers or employees (including any such increase pursuant to any welfare bonus, pension, profit-sharing or other plan or commitment) or granted any severance or termination pay to any officer, or employee of Seller except for individual merit increases granted in the ordinary course of business and increases scheduled under contracts entered into prior to January 1, 1995 and increases pursuant to promotions of employees in accordance with Seller's normal employment practices and Seller's customary incentive programs disclosed to Purchaser pursuant to this Agreement, or (b) entered into any additional employment agreements other than with Rick Thompson, which contract has been disclosed to Purchaser pursuant to this Agreement;

                  (ix) written down the value of any material amount of inventory included in the Assets other than in the ordinary course of business and in amounts consistent with the Division's practice in its three (3) most recent fiscal years or, in any event, in excess of the greater of (a) the amount of such writedowns during the Seller's most recent fiscal year or (b) the average amount of such writedowns during Seller's three (3) most recent fiscal years; or

                  (x) written off as uncollectible any notes or accounts receivable included in the Assets other than in the ordinary course of business and in amounts consistent with the Division's practice in its three (3) most recent fiscal years or, in any event, in excess of the greater of (a) the amount of such writeoffs during the Seller's most recent fiscal year or (b) the average amount of such writeoffs during Seller's three (3) most recent fiscal years; or

                  (xi) suffered any condemnation, damage, destruction or loss (by theft or otherwise), not covered by insurance, to the real property or tangible personal property included in the Assets in excess of $250,000 in the aggregate, or to any of the Assets of a nature that would have a material adverse effect on the Business, the Division and the Assets, taken as a whole, and continues to do so on and as of the Closing Date; or

                  (xii)  made  any  change  in  any  method  of   accounting  or
         accounting practice employed by the Division or by Seller in respect of the Division; or

                  (xiii) forgiven or cancelled debts or claims, or waived or permitted to lapse any rights, other than in the ordinary course of business or as otherwise permitted by this Agreement or as would otherwise not be materially adverse to the Business, the Division or the Assets, taken as a whole; or

                  (xiv) entered into any contract or agreement other than in the
         ordinary  course  of  business  or  as  otherwise   permitted  by  this
         Agreement; or

                  (xv) accepted any purchase order or entered into any contract for the sale of any product with the intention to sell the same at a loss provided, that this representation does not apply to the Division's ordinary course practice of (i) disposing of immaterial amounts of prototype, obsolete, odd lot or off quality products to its employees and others for free or at nominal prices from time to time and (ii) disposing of certain system components (primarily builder boxes) at a loss as part of overall orders for fireplace systems which are sold at an aggregate profit; or

                  (xvi) sold, otherwise disposed of, or acquired inventory except in the ordinary course of business or as permitted by this Agreement provided, that it is acknowledged that (i) in the ordinary course of its business the Division disposes of immaterial amounts of prototype, obsolete, odd lot or off quality products to its employees and others for free or at nominal prices from time to time and (ii) in the ordinary course of its business the Division disposes of certain system components (primarily builder boxes) at a loss as part of overall orders for fireplace systems which are sold at an aggregate profit; or

                  (xvii) committed any act or omitted to do any act which would cause a breach of any contract to which Seller is a party or by which it is bound on the date hereof, which breach would be materially adverse to the Business, the Division or the Assets, taken as a whole.

         3.6 Absence of Undisclosed Liabilities: No Transactions with Affiliates. Except as set forth in the 1994 Balance Sheet or as disclosed in this Agreement or in the Schedules hereto, neither the Business nor the Assets are subject to any liabilities or obligations, whether absolute, accrued, contingent or otherwise and whether due or to become due, material to the Business, the Division or the Assets, taken as a whole, that were not reflected in the 1994 Balance Sheet or notes thereto, other than those either (x) reflected in the June Balance Sheet if arising by the date thereof or (y) arising in the ordinary course of business. Seller (by assumption, operation of law or otherwise) does not currently, directly or indirectly, have any contractual arrangement with or commitment to or from any of its limited partners or its general partner, or any officer, director, stockholder or employee thereof, or other party related thereto or affiliated therewith except as listed in Schedule 3.6 hereto. Without limiting the generality of the foregoing, except as listed in Schedule 3.6 hereto, no limited partner or the general partner of Seller, or any officer, director, stockholder or employee thereof, or any other related or affiliated party thereof was or is, directly or indirectly, a joint investor or co-venturer with Seller in respect of the Business or the Division, or owner, lessor, lessee, licensor or licensee of any real or personal property, tangible or intangible, owned or used by the Division or in the Business or by Seller primarily in respect of the Division and no such person is, directly or indirectly, a lender to or debtor of, or a supplier or customer of the Division or the Business or Seller primarily in respect of the Division.

         3.7 Tax Matters. Seller is classified as a partnership for federal and state income tax purposes. All material Taxes due and payable or accruable by Seller on or before the date of this Agreement have been paid or adequately reserved in the books and records of the Division except that the Seller is contesting in good faith by appropriate proceedings the amount or validity of certain taxes pursuant to proceedings identified on Schedule 3.7 hereto. Seller has filed all material tax returns and reports required to be filed by it with all taxing authorities and such returns are true, correct and complete in all material respects except with respect to the subject matters of the proceedings identified on Schedule 3.7 hereto. The liabilities for taxes reflected in the 1994 Balance Sheet have been, and those reflected in the Closing Balance Sheet will be, computed in accordance with United States generally accepted accounting principles consistently applied and represent adequate provision for the payment of all accrued or unpaid or deferred federal, state, local and other taxes of Seller, for all periods ended on and prior to the date of the 1994 Balance Sheet. No Tax liens have been filed on Seller's assets and Seller has received no notice that Tax audits are pending with respect to Seller or its income, receipts or net worth, except as set forth on the aforesaid Schedule 3.7. No presently pending assessments of Tax deficiencies have been made against Seller or with respect to its income, receipts or net worth except as set forth on the aforesaid Schedule 3.7, and no extensions of time are in effect for the assessment of deficiencies against Seller. Except as set forth on Schedule 3.7, Seller has not received notice of any claim by any authority in a jurisdiction in which Seller does business and does not file tax returns that Seller or its income, receipts or net worth may be subject to tax in that jurisdiction.

         3.8 Personal Property; Machinery and Equipment. Seller has good and marketable title to all of the personal property included in the Assets, free and clear of any mortgages, deeds of trust, pledges, vendors' or other liens, claims, leases, subleases, assignments, security interests or encumbrances of any kind other than (i) liens set forth on Schedule 3.8 hereto and liens pursuant to the Debt which will be released at Closing, (ii) liens securing liabilities or obligations for purchase money financing (other than the Debt) shown or reflected on the 1994 Balance Sheet or incurred in the ordinary course of business after the date thereof, and (iii) materialmen's, workmen's and other similar statutory liens arising in the ordinary course of business. For purposes of this Agreement, the term "Machinery and Equipment" means all of the office equipment and furniture and all the factory machinery and equipment of the Division. Except as is not material to the Business, Division or the Assets, taken as a whole, the Machinery and Equipment included in the aforesaid personal property are in good working order, ordinary wear and tear excepted, and have been maintained substantially in accordance with generally accepted industry practices. The Assets constitute all of the assets required, under existing conditions, to conduct the Business on the date hereof as conducted by Seller without which the Business of the Seller would be materially adversely affected provided, that it is understood and agreed that as materials are used up or machinery, equipment, plant and property suffer wear and tear, additional materials and services are required for the conduct of the Business from time to time.

         3.9 Contracts and Commitments. Schedule 3.9 hereto identifies the "Scheduled Contracts" (as such term is hereinafter defined) of the Division or to which Seller is a party primarily in respect of the Division, the Business or the Assets on the date hereof. True, correct and accurate copies of the Scheduled Contracts identified on Schedule 3.9 have been delivered to the Purchaser. As used herein, the term "Scheduled Contract" means each of the following written contracts or agreements of the Division or of the Seller in respect of the Division in effect as of the date hereof: (i) contracts for the employment of any employee of the Division or of Seller primarily in respect of the Division which is not terminable without penalty on notice of not more than 90 days; (ii) license, royalty, franchise, distributorship, dealer, manufacturer's representative, agency and advertising agreements; (iii) each sales contract (other than purchase orders entered into in the ordinary course of business) which contract covers the sale by the Business of products having an aggregate value in excess of $30,000 under which delivery of goods and payment therefor has not been completed; (iv) each contract for the purchase of supplies, equipment and materials (other than purchase orders for supplies entered into in the ordinary course of business) which contract covers the purchase by the Business of products having an aggregate value in excess of $25,000 under which delivery of goods and payment therefor has not been completed; (v) each contract listed on Schedules 3.4(k) and 3.4(l); (vi) any contract with any collective bargaining unit; (vii) any mortgage of real property; (viii) any factoring agreement with respect to the accounts receivable of the Business; (ix) any pledge or other security agreement by the Division or by the Seller in respect of the Division, as debtor, covering the Assets other than guaranties entered into in the ordinary course of business which are not material to the Business or the Division, taken as a whole; (x) any contract by the Division or the Seller in respect of the Division (other than this Agreement) for the sale or lease of the Assets to third parties (other than (a) the disposition of inventory in the ordinary course of business, (b) the disposition of immaterial amounts of prototype, obsolete, odd lot or off quality products to its employees and others for free or at nominal prices from time to time and (c) the disposition by the Division in the ordinary course of its business of certain system components (primarily builder boxes) at a loss as part of overall orders for fireplace systems which are sold at an aggregate profit; (xi) each contract for capital expenditures, not yet incurred, which contract is for an amount in excess of $30,000; (xii) each joint venture; (xiii) each letter of credit issued to or for the benefit of the Division or the Seller in respect of the Division; (xiv) each lease whereby the Division or the Seller in respect of the Division, as lessee, leases personal property for annual rental payments in excess of $10,000; (xv) each indebtedness, obligation or liability of the Division or of the Seller in respect of the Division for borrowed money, or liability of the Division or of the Seller in respect of the Division for the deferred purchase price of property, in excess of $50,000 (excluding normal trade payables) and any instrument by which the Division or of the Seller in respect of the Division currently guarantees any indebtedness, obligation or liability for borrowed money or deferred purchase price of property (other than any such guarantees entered into in the ordinary course of the Business); and (xvi) any of the aforesaid Scheduled Contracts which can not be assigned by the Division or by the Seller without the consent of another party thereto. Except as set forth in Schedule 3.9 hereto, (x) all of the aforesaid Scheduled Contracts are in full force and effect; and (y) there is no default, or event or fact which, with or without the passage of time or the giving of notice, or both, would result in a default, on the part of the Division or Seller or, to Seller's knowledge, on the part of any other party thereto except, in the case of clauses (x) and (y), to the extent that the failure of the same to be in full force and effect or defaults under which would not materially adversely affect the Business, the Division, or the Assets, taken as a whole.

         3.10 Patents and Trademarks. Schedule 3.10 hereto lists all patents, copyrights, trademarks, trade names and service marks, and applications for the same and licenses of the same, owned or applied for by the Division or by Seller primarily in respect of the Division (other than licenses for commercially available software, database and other products). Except as set forth on
Schedule 3.10 hereto, and except as would not materially adversely affect the Business, the Division or the Assets, taken as a whole, (i) the use of the Proprietary Rights owned or leased by the Division or by Seller in respect of the Division does not infringe on or misappropriate the rights of others; (ii) Seller has not received any written notice by or from any other person of any infringement or misappropriation of, or contesting the validity, enforceability, use or ownership of any of the Intellectual Property, and to the knowledge of Seller there is no basis for any such claim or contest and no misappropriation of the same by any third party; (iii) the loss or expiration of any Intellectual Property, other than Intellectual Property whose continued use is not required for the conduct of the Business as presently conducted, is not pending or, to the knowledge of Seller, threatened; and (iv) the Division or Seller in respect of the Division owns all right, title and interest in and to, or has a valid and enforceable license to use, all the Intellectual Property necessary for the operation of the Business as currently conducted, free and clear of security interests except for security interests granted to the holder of the Debt which Seller shall cause to be discharged pursuant to Section 1.6 hereof, if any.

         3.11 Insurance Policies. The Division or Seller primarily on behalf of the Division maintains the policies of insurance listed on Schedule 3.11 hereto. All such policies are in full force and effect and neither Seller nor the Division is in default thereunder except for any such default as would not materially adversely effect the coverage under said policies. In the judgment of the management of the Division, such policies provide adequate insurance coverage for the Business and the Assets and are sufficient for compliance with all requirements of law.

         3.12 Consents. Schedule 3.12 hereto lists all of the approvals, consents, filings, registrations and releases of third parties (including, without limitation, any government or governmental or regulatory agency) which are required for the execution or delivery by Seller of the Documents or the consummation of the transactions contemplated therein, including, without limitation, the sale, transfer or assignment of the Assets to Purchaser (including the Scheduled Contracts) and the transfer and assignment to Purchaser of the licenses, permits and authorizations specified on Schedule 3.18 hereto, except for those approvals, consents, filings, registrations and releases as to which failure to make or obtain the same would not materially adversely affect the Business, the Division or the Assets.

         3.13 Litigation. Except as set forth in Schedule 3.13 hereto, there are no private or governmental orders, claims, actions, suits, proceedings or investigations (as to which investigations Seller has received written notice) pending or, to Seller's knowledge, threatened, against the Division or against Seller relating to the Business or affecting the Assets, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality which, if determined adversely to the Division's interests, would materially adversely affect the Business or the Assets. Neither the Division, any of the Division's employees in their capacities as such employees nor the Seller in respect of the Division is a named party subject to any continuing court or administrative order, writ, injunction or decree applicable to any of them or to the Business or the Assets which (i) is not similar in effect to restrictions applicable to other participants in the industry or other businesses similarly situated, or (ii) has or would have a material adverse effect on the Business or the Assets, taken as a whole. Neither the Division, any of the Division's employees in their capacities as such employees nor the Seller in respect of the Division is a named party with respect to any order, writ, injunction or decree of any court or foreign, federal, state, municipal or other governmental department, commission, board, agency or instrumentality as to which it is in default, except for any default which would not itself materially adversely affect the Business or the Assets. A list of workmen's compensation claims made by employees of the Business from January 1, 1992 through June 30, 1995, prepared on behalf of Seller by Argonaut Insurance Company, is set forth in Schedule
3.13. Schedule 3.13 lists all product liability claims made in writing received by Seller for amounts in excess of $5,000 from January 1, 1992 through June 30, 1995 and all lawsuits filed during the period from January 1, 1992 through the date hereof (as to which Seller has received service not later than five business days prior to the date hereof) against the Division or Seller for product liability claims with respect to products manufactured or sold by Seller or the Division. On or prior to Closing, Schedule 3.13 shall be amended by Seller to list all such product liability claims since that date with respect to which Seller shall have received service not later than five business days prior to the Closing.

         3.14     Compliance with Laws.

         (a) Except as set forth in the Environmental Assessments furnished to Purchaser or in Schedule 3.14(a) hereto, as to the operation of the Business, the Division and Seller in respect of the Division have materially complied and are in material compliance with all laws, rules, regulations, ordinances, orders, judgments and decrees (including, without limitation, applicable insurance, occupational safety and health, pension, fair employment and equal opportunity laws, rules, regulations and ordinances, and environmental control or toxic waste laws, rules, regulations or ordinances) applicable to the Business, and to the acquisition, storage, transportation or disposal of any goods or materials, whether as raw materials, work-in-process or finished goods except, in any such case, for non-compliance with laws, rules, regulations, ordinances, orders, judgments and decrees which have not had and would not have a material adverse effect on the Business or the Assets. Except as set forth in the Environmental Assessments furnished to Purchaser or in Schedule 3.14(a) hereto, as to the Business, to the knowledge of Seller no notice has been received by the Division or by Seller with respect to any violation of any such legal requirements where such notice could result in a material adverse effect on the Business or the Assets, taken as a whole.

         (b) Except as set forth in the Environmental Assessments furnished to Purchaser or in Schedule 3.14(b) hereto, if at all, the Real Property has not been used at any time: (i) as a site for the storage or disposal of hazardous waste as such terms are used in the Resource Conservation Recovery Act (the "RCRA") (42 U.S.C. 6901 et seq.); or
         (ii) so as to give rise to a removal or restoration obligation or liability for the costs of removal or restoration by others under any statute, ordinance, order, decree, or under the common law of any state, federal, municipal or other governmental entity, body or agency having jurisdiction over any of the Real Property, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA") (42 U.S.C. 9601 et seq.), the RCRA or any similar law, rule, regulation, order, judgment or decree, nor has any such violation, obligation or liability been created by the removal by or at the request of Seller with respect to the Business of any waste from any of the Real Property, the disposition of such removed waste or by reason of the discontinuance of operations of any business conducted at any of the Real Property.

         3.15     Employee Benefit Plans.

         (a) Schedule 3.15(a) hereto lists all plans, contracts, commitments, programs and policies (including, but not limited to, any bonus, commission, deferred compensation, excess benefits, profit sharing, pension, thrift, savings, employee ownership, salary continuation, severance, retirement, supplemental retirement, short- or long-term disability, hospitalization, major medical, life, dental and accident insurance vacation and sick leave policies, union contract, non-competition agreement, death benefits or other employee benefit plans, contracts, commitments, programs and policies) maintained or assumed as of the date hereof by the Division or by Seller primarily on behalf of the Division providing benefits to any employee, or former employee or agent of the Division or Seller primarily in respect of the Division, whether or not any of the foregoing is funded, or with respect to which as of the date hereof the Division or Seller in respect of the Division has made any payments or contributions or may otherwise have any liability, contingent or absolute, including any such plan formerly maintained by the Division or by Seller primarily in respect of the Division at any time and under or with respect to which as of the date hereof the Division or Seller in respect of the Division has any continuing liability, contingent or absolute (collectively, the "Plans" and individually, a "Plan").

         (b) Except as set forth on Schedule 3.15(a) hereto, all obligations of any kind of the Division or by Seller in respect of the Division, whether arising by operation of law, by contract, or by past custom or practice, through June 30, 1995 for (i) payments to any trust or other fund or to any governmental or administrative authority, with respect to pension benefits, unemployment compensation benefits, social security or other benefits, or (ii) salaries, vacation, holiday, and sick pay, bonuses and other forms of compensation (including but not limited to medical, life, dental and accident insurance and other welfare benefits) for employees or former employees have been paid (if due and payable), fully funded or accruals therefor adequate for obligations through such date in accordance with U.S. generally accepted accounting principles have been reflected in or appropriate footnote references have been made in the June Balance Sheet.

         (c) Seller has delivered to Purchaser or, to the extent not yet delivered, will have delivered to Purchaser prior to the Closing, true, complete and correct copies of all material documents embodying all Plans and all rulings or determination letters, if any, received by the Division or by the Seller in respect of the Division from the IRS and other governmental agencies relating to such Plans (and material correspondence and any applications relating to any such pending ruling or determination letter), as well as Summary Plan Descriptions, annual reports (Form 5500) for the last five (5) years ended December 31, 1994, trust agreements, insurance contracts, annuity policies, material participant communications and amendments and modifications thereto pertaining to such Plans. Seller has also provided to Purchaser a schedule of contributions by the Division or by Seller in respect of the Division with respect to the Multi-Employer Plan for each of the past five (5) years ended December 31, 1994 and the calculations, which the Seller has received from the Sheet Metal Workers' National Pension Fund, of withdrawal liability of the Division or of Seller in respect of the Division with respect to the Multi-Employer Plan if the Division or Seller had withdrawn from the same in either 1992 or 1993, the Seller having received no other information concerning the calculations of withdrawal liability from the Sheet Metal Workers' National Pension Fund for more recent years.

         (d) Except as set forth on Schedule 3.15(a), all of the Plans that are intended to be qualified under Section 401(a) of the IRC comply in all material respects in form and in operation with all applicable requirements of Sections 401(a), 401(k) and 501(a) of the IRC; there have been no amendments to such Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service; and no event has occurred that will or could give rise to disqualification of any such Plan under such sections or to any tax under Section 511 of the IRC; except that no representation is made as to the satisfaction of any formal plan document requirement with respect to which the remedial amendment period set forth in Section 401(b) of the IRC, and any regulations, writings or other IRS releases thereunder, has not expired. The Division, or Seller primarily in respect of the Division, has performed all material obligations required to be performed by it under, and is not in material default under or in material violation of, and has no knowledge of any such material default or material violation by any other party to, any and all of the Plans. Except as set forth in Schedule 3.15(a) hereto, neither the Division nor Seller primarily in respect of the Division nor any other "disqualified person" or "party in interest" (as defined in Section 4975 of the IRC and Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), respectively) has engaged in any "prohibited transactions," as such term is defined in
         Section 4975 of the IRC and Section 406 of ERISA, which could, following the Closing, subject either Seller, Purchaser or their affiliates or any officer, director, or employee of any of them to any tax or penalty imposed under Section 4975 of the IRC or Section 502(i) of ERISA or subject any Plan (or its related trust) to disqualification. Except as provided in Schedule 3.15(a), none of the Seller, the Division or any Affiliate (as such term is hereinafter defined) of the Seller or the Division has or (within the past five (5) years) had any obligation to contribute to or maintains or (within the past five (5) years) has maintained any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) that is subject to the minimum funding requirements of Section 412 of the IRC or any of Sections 301 through 307 of ERISA including, but not limited to, a multi-employer plan as defined in Section 3(37) of ERISA. For purposes of this Section, an "Affiliate" means a trade or business (whether or not incorporated) that is under common control, as described in Section 414(c) of the IRC, with the Seller or the Division; or is a member of a controlled group, as defined in Section 414(b) of the IRC, that includes the Seller or the Division; or is a member of an affiliated service group, as defined in Section 414(m) of the IRC, that includes the Seller or the Division; or is otherwise required to be aggregated with the Seller or the Division by regulations under Section 414(o) of the IRC. Except as provided in Schedule 3.15(a) hereto, there are no actions or suits, administrative or other legal proceedings or governmental investigations or audits, pending or, to the knowledge of Seller, threatened, and Seller has received no written notice of any unresolved claims or complaints to or by any governmental authority, against any Plan or against the assets of any Plan (other than routine claims for benefits). Each "fiduciary" and every "plan official" (as defined in Section 412 of ERISA) of each Plan is bonded to the extent required by said Section 412. Both the Division and Seller in respect of the Division are in material compliance with, and each Plan has been operated materially in accordance with its provisions and in material compliance with the laws, rules and regulations applicable to each such employee benefit plan, including, but not limited to, the IRC and ERISA. Except as set forth in Schedule 3.15(a) hereto, there are no severance payments which are or could become payable by the Division or by Seller primarily in respect of the Division to any officer, or any other employee of the Division or Seller primarily in respect of the Division under the terms of any oral or written agreement or commitment or any custom, trade or practice, and there are no loans outstanding to any Participant of any Plan under any such Plans. Except as identified in Schedule 3.15(a) hereto, neither the Division nor the Seller in respect of the Division has any written or, to the knowledge of Seller, oral consulting or employment agreements or contracts with current or former employees. Except as set forth on Schedule 3.15(a), the consummation of the transactions contemplated by this Agreement will not directly or indirectly result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any current or former employee of the Business, the Division or of the Seller in respect of the same.

         (e) Except for the Multi-Employer Plan, neither the Division nor Seller has any obligation to contribute to any multi-employer plan as defined in Section 3(37) of ERISA. Neither the Division nor Seller has completely or partially withdrawn from any multi-employer plan within the meaning of the Multi-employer Pension Plan Amendments Act of 1980, as amended from time to time ("MPPAA"), nor has there been any event or condition nor, to Seller's knowledge, is any event or condition existing, that presents a substantial risk of such withdrawal liability (assuming, for purposes of this representation, that Purchaser complies with its obligations pursuant to this Agreement to assume the Multi-Employer Plan and satisfy the applicable conditions under law so that withdrawal liability will not be triggered with respect to the Multi- Employer Plan upon consummation of this Agreement, and that Purchaser does not thereafter take or omit to take any action with respect to the Multi-Employer Plan which would cause any such withdrawal or withdrawal liability to exist). No multi-employer plan (as defined in Section 3(37) of ERISA) of the Seller is in reorganization or is being or has been terminated within the meaning of Title IV of ERISA and, to Seller's knowledge, no reorganization or termination of any such multi-employer plan or event or condition presenting a substantial risk of the same occurring exists (assuming, for purposes of this representation, that Purchaser complies with its obligations pursuant to this Agreement to assume said Multi-Employer Plan and satisfy the applicable conditions under law so that no such reorganization or termination occurs upon consummation of this Agreement with respect to the Multi-Employer Plan, and that Purchaser does not thereafter take or omit to take any action with respect to the Multi-Employer Plan which would cause any such reorganization or termination). Neither the Division nor Seller in respect of the Division has suffered a "70% contribution decline" (within the meaning of Section 4205(b) ll) (A) of ERISA) in any plan year beginning after 1988.

         (f) With respect to any Plan that is a group health plan within the meaning of Section 4980B of the IRC each such Plan has been operated in material compliance with the requirements of Section 4980B(f) of the IRC and Section 601 et seq. of ERISA.

         (g) Except as required by Section 4980B(f) of the IRC or as set forth, if at all, in Schedule 3.15(g) hereto, Seller has no obligation to any retired or former employee under any disability (long or short term), hospitalization, medical, dental or life insurance plans (whether insured or self-insured) or other employee welfare plan as defined in
         Section 3(1) of ERISA maintained by Seller.

         3.16 Labor Matters. The Division is a party to the Union Contract described in Section 1.7(a) hereof. Neither the Seller nor the Division is a party to any other collective bargaining agreement not disclosed pursuant to this Agreement. A true, correct and accurate copy of the Union Contract has been furnished to Purchaser by Seller. Since June 30, 1992, no general work stoppage by employees of the Division or by Seller in respect of the Division or concerted work stoppage by a group of employees engaged in the Business has occurred and, to the knowledge of Seller, none is threatened. Except as set forth in Schedule 3.16 hereto, there are no material charges or grievances against or assumed by the Division or by Seller in respect of the Division of unfair labor practices or employment discrimination with respect to employees of the Division or the Seller in respect of the Division pending, and, to the knowledge of Seller, none is threatened before any governmental or regulatory agency or authority. There are no pending labor negotiations with or to the knowledge of Seller, union organization efforts by any employees of the Business or with any union representing or attempting to represent any employees of the Business.

         3.17 Finders and Investment Bankers. Seller has not dealt with or employed any broker, finder, investment banker or financial advisor as to whom Purchaser may have an obligation to pay any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         3.18 Licenses, Permits and Authorizations. Seller has obtained all approvals, authorizations, consents, licenses, franchises, orders or other permits of all governmental or regulatory agencies, whether federal, state, local or foreign (collectively, the "Approvals") necessary for the operation of the present Business, except for any such Approvals as to which failure to obtain the same has not and would not materially adversely affected the Business, the Division or the Assets, taken as a whole. Schedule 3.18 hereto lists all such Approvals. Such Approvals are in full force and effect and good standing and Seller has not received written notice that revocation is being considered with respect to any such Approvals, except for any such Approvals, if any, as to which failure to maintain the same has not and would not materially adversely effect the Business, the Division or the Assets, taken as a whole.

         3.19 Bank Accounts. Schedule 3.19 sets forth all bank accounts of the Division or of Seller maintained primarily for the Business of the Division, including the name of each bank, savings and loan or other financial institution in which the Division or Seller has any account or safe deposit box, the type and number of each such account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

         3.20 Customers and Suppliers. Schedule 3.20 hereto sets forth a list of the ten (10) customers and ten (10) material suppliers with whom the Division has had the greatest dollar volume of business during the year ended December 31, 1994. Since December 31, 1994, there has not been any change in the business relationship of the Division or Seller with any such customers or suppliers which change would be materially adverse to the Business, the Division or the Assets, taken as a whole.

         3.21 Officers' Salaries. Set forth in Schedule 3.21 is a list of the salaries paid from January 1, 1994 through December 31, 1994, and all bonuses and other compensation paid in respect of such period, and all current salaries and aggregate commissions of all executive officers, key employees and salesmen of the Division or of Seller in respect of the Division whose current salaries, bonuses and aggregate commissions exceed $75,000 per year.

         3.22 Books and Records. All files, records and incidental documentation of Seller relating to the Business (including, but not limited to, all contracts, computer records, general ledgers, books and records, customer lists, contract information, credit records and other information maintained by Seller) are kept in the ordinary course of business practice in accordance with Seller's customary business practice with respect thereto.

         3.23 Inventory. Except as indicated in Schedule 3.23 hereto, if at all,
(i) the raw materials, work-in-process, merchantable finished goods and packaging materials suitable for filling orders in the ordinary course of business included in the Assets are substantially at the Division's normal working levels of the same in the current conduct of its business in the ordinary course; (ii) the raw materials, work-in-process, finished goods and packaging materials for filling orders which are included in the Assets are valued using the FIFO method of valuation, based upon records maintained by the Division in the ordinary course of business, with appropriate and adequate allowances customarily made for obsolete, slow-moving and other irregular items after the conclusion of each fiscal year of the Seller (as at the end of said fiscal year) in connection with the annual audit of the Business; (iii) the goods identified on the 1994 Balance Sheet as "Inventory" were owned by Seller as of such date and, since December 31, 1994, Seller has not sold or otherwise disposed of, or shipped any Inventory except in bona fide arm's length transactions, or acquired the same, except: (i) in the ordinary course of business consistent with past practice; (ii) the disposition of immaterial amounts of prototype, obsolete, odd lot or off quality products to its employees and others for free or at nominal prices from time to time; and (iii) the disposition by the Division in the ordinary course of its business of certain system components (primarily builder boxes) at a loss as part of overall orders for fireplace systems which are sold at an aggregate profit.

         3.24 Absence of Certain Payments. Neither Seller, nor any person acting with Seller's knowledge, has made any payment to or conferred any benefit, directly or indirectly, on suppliers, customers, employees or agents of suppliers or customers, or officials or employees of any government or agency or instrumentality of any government (domestic or foreign) or any political parties or candidates for office, which is or was unlawful.

         3.25 Accounts Receivable. The trade and other accounts receivable reflected on the 1994 Balance Sheet or arising in connection with the Business after December 31, 1994, represent bona fide receivables due to the Seller or the Division and are recorded correctly on the applicable books and records of Seller.

         3.26 Warranty Policies. The existing written warranties of the Division and of Seller in respect of the Division are attached to Schedule 3.26 hereto.

4.       Representations and Warranties of the Purchaser.

         Purchaser represents and warrants to Seller that:

         4.1      Organization and Existence.

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the Ontario Business Corporations Act, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is qualified to do business as a foreign corporation in any jurisdiction whose laws require such qualification, except where the failure to be so qualified would not have a materially adverse effect on the Purchaser, its business or its assets, taken as a whole. The Documents executed and delivered by Purchaser constitute, or when executed and delivered will constitute, the legal, valid and binding agreements of Purchaser, and are, or when executed and delivered will be, enforceable in accordance with their respective terms. The execution, delivery and performance by Purchaser of the Documents to be executed and delivered by Purchaser are within its corporate powers, and have been duly authorized by all necessary corporate action. At Closing, Purchaser will have delivered to Seller complete and correct copies of: (i) its certificate of incorporation, as in effect on the Closing date, certified by the Ministry of Consumer and Corporate Affairs of the Province of Ontario; and (ii) its Bylaws, as in effect on the Closing date, certified by the Purchaser's Secretary.

                  (b) Neither the execution and delivery of the Documents, the performance by Purchaser of its obligations thereunder, nor the consummation of the transactions contemplated thereby will: (i) violate any provisions of Purchaser's certificate of incorporation or bylaws;
         (ii) with or without the giving of notice or the passage of time or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination, cancellation or the acceleration of the maturity of, any debt, contract, agreement, lease or obligation of Purchaser or, to Purchaser's knowledge, by which it may be bound, or require the payment of any prepayment or other premium or penalty with respect thereto; (iii) require notice to or the consent of any party to any debt, contract, agreement, lease or obligation of the Purchaser or, to the Purchaser's knowledge, by which it may be bound, or permit any such party to re-negotiate, receive a refund with respect to, modify or otherwise change any agreement or commitment; (iv) result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Purchaser under any debt, contract, agreement, lease or obligation of Purchaser or, to Purchaser's knowledge, by which it may be bound, or (v) violate any statute, law, judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority applicable to the Purchaser; except, in the case of clauses (ii), (iii) and (v), for any such violation, conflict, default, termination, acceleration, security interest, lien, encumbrance or other act or omission which does not materially adversely affect the Purchaser, its business or its assets.

         4.2 Finders and Investment Bankers. Purchaser has not dealt with or employed any broker, finder, investment banker or financial adviser as to whom Seller may have an obligation to pay any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement.

         4.3 Financial Resources. Purchaser has, and at all times through the consummation of the Closing shall have, cash or cash equivalents and committed credit facilities available for this purpose (including, in the aggregate, funds not less than the Gross Amount at any time) sufficient, in the aggregate, to pay the entire Initial Purchase Price to Seller and the Contingent Escrow Funds to the Escrow Account, in immediately available funds in cash, on the Closing Date and to pay on such date any and all related fees and expenses and any and all transaction-related costs to be borne by Purchaser. Purchaser has furnished to Seller written evidence of the accuracy and completeness of this representation, including, without limitation, the status of the committed credit facilities.


5.       Covenants.

         5.1 Conduct of Business. Except as set forth in Schedule 5.1 hereto or as otherwise required or permitted by this agreement and subject to the Special Exceptions, from the date hereof through the Closing. Seller, in respect of the Division, the Business or the Assets, will:

                  (i) not cancel or permit any insurance carried primarily in respect of the Division or the Business to lapse or terminate, unless renewed or replaced by like coverage;

                  (ii) not amend or otherwise modify the Partnership Agreement in any manner which would preclude the consummation of the sale contemplated hereby;

                  (iii) not commit any act or permit the occurrence of any event or the existence of any condition of the type described in clauses (ii) through (v), (vi) (with respect to not executing or modifying in any material or non-ministerial fashion any collective bargaining agreement or arrangement, (viii) through (x), and (xii) through (xvii) of Section
         3.5 hereof;

                  (iv) not enter into any contract, agreement or other commitment involving obligations for expenditures on its part in excess of $50,000 for any individual contract (exclusive of purchase orders for materials used in the Business);

                  (v) not sell, transfer, convey, lease, encumber or otherwise grant an interest in any of the Real Property to any third party;

                  (vi) not acquire any additional real property or interest therein or enter into any lease for additional real property;

                  (vii) not merge or consolidate with or into any other business, person or entity;

                  (viii) conduct the Business only in the usual and ordinary course of business in accordance with past custom and practice (except for the Special Exceptions);

                  (ix) keep in full force and effect all material rights, franchises and intellectual property relating or pertaining to the Business, except those which expire by their terms, and, if any material right, franchise or intellectual property expires by its terms, renew the same if such renewal is in the ordinary course of business and consistent with past custom and practice;

                  (x) maintain the Assets in customary repair, order and condition;

                  (xi) administer each Plan in accordance with the provisions of each such Plan and the IRC and ERISA in all material respects; and

                  (xii) maintain its books, accounts and records in accordance with past custom and practice.

         5.2 Other Transactions. Except for the sale of the safe business which is one of the Special Exceptions, prior to the Closing, without the prior written consent of Purchaser, Seller will not, nor will it authorize or permit any of its officers or employees or any attorney or other representative retained by Seller to, solicit any inquiries from or the making of any proposal by a third person which constitutes, or may reasonably be expected to lead to an offer ("Offer") concerning the sale, directly or indirectly, to such third person of all or any part of the Business or the Assets. Notwithstanding any other provision of this Agreement, nothing contained in this Agreement shall prohibit Seller from (A) making such disclosures to its partners as may be required under the Partnership Agreement or applicable law or (B) taking, authorizing or permitting any action or actions in response to or in connection with any Offer, or any action contemplated by the first sentence of this Section 5.2, if, the failure to do so may violate its fiduciary duties to its partners under applicable case law.

         5.3      Consents and Approvals.

         (a) Seller will use its best efforts (but shall be under no obligation to make any payments to any third party or to incur any expenses, which payments and expenses together in the aggregate, are material) to obtain the necessary approvals, consents and releases of other persons set forth in Schedule 3.12 hereto. To the extent that the assignment of any agreement, lease, license, permit, approval, contract, commitment or right (collectively, "Rights") requires the consent of another party which is not obtained by the Closing Date, this Agreement shall not constitute an assignment thereof; provided, however, Purchaser and Seller shall be mutually obligated to cooperate before and after the Closing to obtain any necessary approvals, consents and releases to assure Purchaser of the benefits of such Rights. If any such approval, consent or release is not obtained and an attempted assignment would be ineffective, Seller shall cooperate in any arrangement Purchaser may reasonably request to provide for Purchaser the benefits of any such Right, subject to the Seller's need to liquidate and terminate the existence of Seller reasonably promptly following Closing.

         (b) Seller has sent to all of its limited partners such disclosure material as Seller deems necessary to satisfy clause (h) of Section 7 hereof (the "Disclosure Material"), subject to such additional requirements as may hereafter arise if the limited partners or any of them exercise rights and, as a result, procedures are required in addition to the giving of notice to the limited partners which has already been accomplished. Seller shall use its best efforts to obtain any approval from its limited partners as may be required (but shall be under no obligation to make any payment to any third party or to incur any material expenses in connection therewith).

         5.4 Endorsements; Bank Accounts. Set forth in Schedule 3.19 hereto is a list of all bank accounts and escrow arrangements relating to the Business. After the Closing, Purchaser shall have the right and authority to endorse, without recourse, the name of Seller on any check or any other evidence of indebtedness received by Purchaser on account of any Asset sold by Seller to Purchaser pursuant hereto, provided that Purchaser shall give Seller notice of its receipt of any such check or other evidence of indebtedness prior to endorsement of the same. Seller will deliver to Purchaser at the Closing letters of instruction sufficient to permit Purchaser to deposit such checks or other evidences of indebtedness in bank accounts in the name of Purchaser. Any moneys received by Seller after the Closing Date on account of any Assets sold by Seller to Purchaser pursuant hereto, including on account of accounts receivable, will be promptly paid over to Purchaser.

         5.5 Additional Instruments. Seller and Purchaser, as the case may be, at the request of the other, at or after the Closing, will execute and deliver, or cause to be executed and delivered, to the other such documents and instruments, in addition to those specifically required by the provisions of this Agreement, in form and substance reasonably satisfactory to the other, as may reasonably be necessary to carry out or implement any provision of this Agreement, including the transfer of the Assets to, and the assumption of the Assumed Liabilities by, Purchaser. With respect to any Assets sold hereunder which can not be physically delivered to Purchaser because they are in possession of third parties, in connection with the Closing Seller shall give irrevocable instructions to the parties in possession thereof that all right, title and interest in and to the same have been vested in Purchaser and that the same are to be held for Purchaser's exclusive use and benefit from and after the Closing. The form of the irrevocable instructions, and the procedures for obtaining acknowledgment of the same from the parties in possession in connection with the Closing, shall be as mutually agreed by Seller and Purchaser.

         5.6 Compliance With Hart-Scott. Upon execution and delivery of this Agreement, Seller and Purchaser shall prepare and file all materials necessary to comply with the provisions of the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended ("Hart-Scott"), if any. Thereafter, the parties shall respond promptly to any inquiry made by the Federal Trade Commission or the Antitrust Division of the Department of Justice regarding such notification, if any.

         5.7 Possession and Control of Assets; Access to Information. Promptly following the Closing, Seller shall take all requisite steps to put Purchaser in actual possession and operating control of the Assets and all of the Division's business records, books and other data relating to its assets, properties and business, provided that Seller may retain copies of the same and, in the case of records, if any, which the Seller is required by law to maintain or which are not readily separable from the Seller's own records, Seller shall maintain the originals thereof and furnish copies of the same to Purchaser. If Purchaser shall determine to dispose of any such original records during the ten (10) years from and after the Closing Date, Purchaser shall first offer in writing to deliver the same to Seller and shall give Seller reasonable opportunity to obtain possession of the same. During the period of ten (10) years following the Closing Date, Purchaser shall grant to Seller and its general partner and its general partner's general partner and their respective successors and assigns, at their request and at Seller's expense, access to the Division and the Assets and appropriate officers during normal business hours and without unreasonable disruption of the Business as may be reasonably necessary for Seller, any such general partner or their respective successors and assigns for addressing tax matters, potential liabilities, claims, accounting matters or for any other purpose incident to this Agreement,

         5.8 Taxes. After the Closing Date, Purchaser will cooperate with Seller, at Seller's expense, in connection with the preparation of all tax returns to be filed by Seller, to facilitate the filing of such returns by Seller in a timely manner, and will cooperate with Seller, at Seller's expense, in connection with any audit by the IRS or any other tax authority of any tax return relating to the operations of the Division or of Seller during any pre-Closing Period. Purchaser shall so cooperate for so long as Seller may be required to file any such returns or may be subject to any such audit. Seller will have the sole right, at its expense, to prepare and file any amended tax return, claim for refund or tax court petition, to prosecute any such claim and to select counsel, to engage in litigation and to consent to any settlement in connection therewith with respect to any taxes for any such pre-Closing Period which Seller has paid or for which Seller may be liable. Notwithstanding the foregoing, to the extent that Purchaser may be liable for taxes for any such period Purchaser shall be entitled to participate in any of the litigation with respect to any such claim or may employ its own separate counsel, in either event at its own expense, and in such circumstances, the Seller and Purchaser shall only be entitled to settle that portion of the claim for which it may be liable provided Seller or Purchaser is entitled to take any of the foregoing actions, each will deliver, or cause to be delivered, to the other or its designee all information reasonably requested by the other in order to implement the provisions of this Section 5.8. Neither Seller nor Purchaser will dispose of any financial records or other records relating to the Business which may be necessary to resolve any tax dispute for five (5) years after the Closing date unless each has first offered possession of such records to the other or its designee and the other party or its designee has refused possession.

         5.9 Insurance. For a period of five (5) years following the Closing, Purchaser will include Seller, the General Partner of Seller, the General Partner of such General Partner, and their respective affiliates as a named insured on all policies of liability insurance maintained by Purchaser during that period. Such insurance policies maintained by Purchaser shall provide, at a minimum, coverage substantially similar to that provided under the liability insurance policies listed on Schedule 3.11 hereto.

         5.10 Purchase Price Allocation. Purchaser and Seller agree that the portion of the total consideration paid by Purchaser to Seller (including the Assumed Liabilities) (the "Total Consideration") allocated to cash, accounts receivables, inventories, prepaid expenses and other items shall be allocated as the parties shall agree on or prior to the Closing Date. If the Purchaser and Seller have not reached agreement prior to the Closing Date, each will allocate the purchase price in its own discretion.

         5.11 Use of Name. Notwithstanding any other provision of this Agreement, from and after the Closing, Seller shall continue to have the right to use the names "Majco" and "Majco Building Specialties, L.P." with respect to all matters relating to Seller's partners and their investment in Seller.

         5.12 Certain Notices. Prior to the Closing, each of Seller and Purchaser, as the case may be, shall promptly notify the other in the event it discovers any fact or matter constituting a breach of any representation or warranty contained herein, or any change relating to any fact or matter which, pursuant to the terms of this Agreement, should either appear in any Schedule hereto or be an exception to a representation or warranty contained herein in order that the representations and warranties contained herein are true and complete on the Closing Date, and, prior to the Closing, Seller shall have the right to amend and update any Schedule hereto or add appropriate Schedules to this Agreement in order to disclose such fact or matter, provided that the exercise by Seller of the foregoing right shall not be taken into account in considering whether the closing condition set forth in Section 6(a) has been satisfied. Each party to this Agreement shall notify the other party promptly if it should become aware of any fact or condition which may represent a material impediment to consummation of the Closing hereunder.

         5.13 Reimbursements and Apportionments of Certain Charges with respect to Real Property.

          At the Closing, the following are to reimbursed or apportioned as of 11:59 p.m. on the day preceding the Closing based upon the parties' respective period of ownership for the period being apportioned. All reimbursements and apportionments shall be calculated based upon a 365 day year for the actual number of days elapsed:

         (a) Rent and additional rent under the lease for the Real Property located at 118 Alpine Road, Austin, Texas for the month when the Closing occurs;

         (b) License and permit fees with respect to any assignable permit or license;

         (c) Fixed Rent and additional rent paid or payable under any the Real Property lease described on Schedule 3.4(a)(iii); and

         (d) Premiums on insurance policies assigned under this Agreement.

         Charges for steam, electricity, gas, water and other utilities shall not be apportioned, but Seller shall make payment to the appropriate utility for services received through the day preceding the Closing; all deposits made by Seller as security under a utility agreement shall, if assignable, be assigned to Purchaser and credited to Seller; if any utility reading is not obtained by the Closing then, upon Purchaser making payment of the utility bills covering the period of Seller's ownership, Seller shall reimburse Purchaser for Seller's usage of utilities, apportioned on a per diem basis on the basis of the bill paid by Purchaser.

         Real estate taxes and assessments and water or sewer charges not measured by meters shall not be apportioned, provided however that Purchaser shall be entitled to reimbursement out of the Escrow Account in an amount equal to any real estate taxes and assessments payable with respect to the pre-Closing Period to the extent not accrued on the Closing Balance Sheet.

         Any readjustment of reimbursement or apportionment in accordance with this Section shall be made by a date that is no later than thirty (30) days following the Closing.

         5.14 Accounts Receivable. Within 15 days following the Closing, Seller shall deliver to Purchaser an aged schedule of the Seller's trade and other accounts receivable included in the Assets as of the Closing. Purchaser covenants and agrees to use its best efforts to collect the aforesaid trade and other accounts receivable promptly, and shall apply any payments received (including returns) through January 31, 1997 with respect to any trade or other account debtor or affiliate thereof appearing on such aged schedule to the satisfaction of the trade and accounts receivable appearing on such aged schedule, oldest receivables to be satisfied first, prior to applying such payments to any obligation of such trade or other account debtor arising on or after the Closing unless the applicable trade or other account debtor designates in writing that such payment be applied to a particular receivable and such trade or other account debtor was not advised or induced by Purchaser, directly or indirectly, to do so. If so designated the payment shall be applied as so designated in writing by such account debtor. On January 27, 1997, Purchaser shall give written notice to Seller as to those trade and other accounts receivable appearing on such aged schedule which have not been collected through such date, despite Purchaser's best efforts to collect the aforesaid trade and other accounts receivable promptly. To the extent that the amount of such trade and other accounts receivable, in the aggregate, which then remain uncollected in accordance herewith exceeds the sum of (i) the sum of (a) $100,000 less (b) the sum of up to $100,000 of bona fide indemnification claims theretofore made against Seller pursuant to Section 5.16 hereof and (ii) the reserves against trade and other accounts receivable set forth on the final Closing Balance Sheet, such excess shall be a "Loss", within the meaning of Section 8.3 hereof, with respect to which Purchaser shall be entitled to claim indemnification from the Escrow Account pursuant to Article 8 hereof provided, that claims for indemnification pursuant to this Section 5.14 shall not be counted in determining whether sufficient claims have been made to exceed the threshold/basket for making other claims for indemnification pursuant to Article
8. In the event that Purchaser is indemnified for any shortfall in collection of trade or accounts receivable pursuant to the terms of this Section 5.14, to the extent thereof, at the written request of Seller or its successor or assign, Purchaser shall transfer to Seller or its successor or assign title to the excess of any such trade or account receivable (or collections thereafter on such trade or account receivable) over the sum calculated pursuant to clause (i) in this Section. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser have any claim against Seller or against the Escrow Account or for indemnification pursuant to this Agreement with respect to trade or other accounts receivable pursuant to any other provision of this Agreement or otherwise other than in accordance with the terms, conditions and limitations of this Section 5.14. Notwithstanding anything to the contrary contained in this Agreement, the indemnification obligations of Seller pursuant to this Section shall be non-recourse to Seller, its general, limited and special partners, and their respective affiliates, and such indemnification shall be recourse only to the Contingent Escrow Funds held in the Escrow Account pursuant to the Escrow Agreement.

         5.15       Notes Receivable.  [INTENTIONALLY OMITTED.]

         5.16 Inventory. With respect to all indemnification claims for breach of representations or warranties relating to Inventory, Purchaser shall be indemnified only to the extent such claims by Purchaser exceed the sum of (i) the sum of (a) $100,000 less (b) the sum of up to $100,000 of bona fide indemnification claims theretofore made against Seller pursuant to Section 5.14 hereof and (ii) the reserves relating to inventory set forth on the final Closing Balance Sheet. Claims for indemnification pursuant to this Section 5.16 shall not be counted in determining whether sufficient claims have been made to exceed the threshold/basket for making other claims for indemnification pursuant to Article 8.

         5.17 Continuing Due Diligence. Subject to the restrictions and conditions of the confidentiality agreement previously executed and delivered by Purchaser, from and after the date hereof through the Closing, Seller shall furnish Purchaser with such additional financial and operating data and other information as to the operations, business, properties and assets of the Division, reasonably available to Seller, as Purchaser shall from time to time reasonably require and, to the extent that such data and information is not otherwise available, Seller shall give and afford to the Purchaser (and, subject to said confidentiality agreement, Purchaser's representatives), access at reasonable times during the Division's normal business hours to the plant, properties and books and records relating to the Division, the Business and the Assets, in order that Purchaser may have a continuing opportunity to familiarize itself with the affairs of the Division and conduct an appraisal of the Division and its Assets; provided, however, that the foregoing shall be conducted in such manner and at such times as not to interfere unreasonably with the operations of the Division or adversely effect the Business, the Division or the Assets.

         5.18 Lien Searches. At least three (3) days prior to the Closing, Seller shall deliver to Purchaser UCC lien searches, dated not more than twenty-one (21) days prior to the Closing, for Seller at the State level for the States of Indiana and Texas, and at the County level for Travis, Wise and Hays counties in the State of Texas and Huntington and Wabash counties in the State of Indiana. Such searches shall be conducted under the present name of Seller, the Division and such other names as the Seller and/or the Division has used in the past five years. All such names are listed in Schedule 3.8 hereto.

         5.19 Limitation of Use of Cash by Seller Pending Closing. The parties hereto acknowledge and agree that, from time to time from January 1, 1995 through the Closing, Seller has and will continue to withdraw "Cash", (which term shall have the same meaning as is customarily ascribed to the "cash" item on an audited balance sheet) from the Division or the Business and apply it to
(x) distributions to Seller's general, limited and special limited partners, (y) repayment of Debt, and (z) the payment of fees and expenses of investment bankers, attorneys, accountants, and other experts in connection with the offering of the Division, the Business and the Assets for sale, and the negotiation, preparation, execution and closing of the same. The parties further acknowledge and agree that it is the intention of the parties that Seller withdraw all Cash from the Division and the Business (or apply the same as provided in clauses (x), (y) and (z) above) provided, that (i) such withdrawals and applications of funds during the period from January 1, 1995 through the Closing date not exceed the net income of the Seller for such period as set forth on the final Closing Income Statement and (ii) such withdrawals and applications on the Closing date not exceed the lesser of (1) the sum of (a) the net income of Seller for the period from January 1, 1995 through the Closing Date as set forth on the final Closing Income Statement less (b) such withdrawals and applications made prior to the Closing date and (2) the Cash of the Division on the Closing date, as Cash is reflected on the final Closing Balance Sheet. The amount of Cash which Seller is entitled to withdraw or apply (as provided in clauses (x), (y) and (z) of this Section) during the period from January 1, 1995 through the Closing date and on the Closing date is hereinafter referred to as the "Cash Entitlement." Notwithstanding the foregoing, Seller will give Purchaser 2 days prior notice of any withdrawal of Cash for application under clause (x) above if such withdrawal occurs on or after the date of this Agreement and prior to the Closing Date. Seller will use all reasonable efforts not to withdraw or apply Cash in excess of the Cash Entitlement. Within two (2) business days after both the Closing Balance Sheet and the Closing Income Statement shall have become final pursuant to Section 1.8 of this Agreement, the parties will meet, either in person or by telephone conference call, and will refer to the Closing Balance Sheet for the statement of the Cash of the Division on the Closing date and the parties will refer to the Closing Income Statement for the statement of the net earnings of the Seller for the period from January 1, 1995 through the Closing Date, and Seller shall furnish to Purchaser a list of the withdrawals and applications (in accordance with clauses (y) and (z) above) of Cash by Seller during the period from January 1, 1995 through and including the Closing date. Utilizing such information, the parties will calculate whether Purchaser's withdrawals and applications of Cash during the period from January 1, 1995 through and including the Closing date were greater than or less than the Cash Entitlement, as defined in this Section. The amount of any shortfall in such withdrawals and applications as compared with the Cash Entitlement shall be paid by Purchaser to Seller, and the amount of any excess of such withdrawals and applications over the Cash Entitlement shall be paid by Seller to Purchaser, in either case by wire transfer to the recipient's account of immediately available funds on that day. The post-closing payment adjustment referred to in this Section shall be the exclusive remedy of the parties in respect of this adjustments due to withdrawals and applications of Cash in an aggregate amount greater than or less than the Cash Entitlement; no claims may be made against the Escrow Account or for indemnification pursuant to Article 8 of this Agreement with respect to the amount of such shortfall or excess of Cash withdrawal and application.

         5.20 Payment of Employee Discretionary Bonuses and 401K Plan Contributions. The Purchaser and Seller have agreed that on or prior to the Closing date the Seller shall arrange the payment of discretionary bonuses and Division's contributions to the Division's 401K Plan for the period from January 1, 1995 through the Closing date with respect to employees other than Raymond E. Deasy, Larry R. McMichael, Donely H. Zulager and Glenn Thomson, in the amount accrued on the books and records of the Division as of the Closing date, and Seller shall have no further obligation with regard to payment of Management Discretionary bonuses or 401K contributions to or on behalf of the aforesaid four (4) individuals nor any liability from any failure by Purchaser to make any necessary contributions or otherwise comply with the laws, rules and regulations with respect to the 401K plan following the Closing date.

6.       Conditions to Obligations of Purchaser.

         The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the representations and warranties made by Seller in this Agreement (including all Exhibits and Schedules but subject to Section 5.12 hereof) and in the Documents, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except that any such representations or warranties made as of a specified date shall have been true on and as of such date; provided, that this condition shall be deemed satisfied unless the breaches of representations and warranties of Seller in this Agreement, in the aggregate, would be materially adverse to the Division, the Business or the Assets, taken as a whole;

         (b) Seller will have performed all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing and shall have tendered delivery of the items referred to in
         Section 2.3 hereof;

         (c) there will have been no material adverse change in the Assets, operations, condition (financial or otherwise) or operating results of the Business, taken as a whole, from the date of the 1994 Balance Sheet through the Closing Date; provided, that no material adverse change shall be deemed to have occurred, within the meaning of this clause
         (c), to the extent that the same is either (x) consistent with the most current written projections furnished to Purchaser by Seller prior to the execution and delivery of this Agreement or (y) consistent with, but not materially more adverse than, economic conditions and results experienced generally by businesses comparable to the Business which are principally engaged in manufacturing fireplace systems and related products for the housing and remodeling industries in the U.S.;

         (d) all consents of third parties, all governmental and regulatory filings, authorizations and approvals set forth in on Schedule 3.12 hereto and on Schedule 3.18, will have been duly made and obtained, and signed copies thereof shall have been delivered to Purchaser, including all filings required by Hart-Scott, and the waiting period required by Hart-Scott will have terminated or expired, if applicable, except to the extent that any such consents, regulatory filings, authorizations and approvals, or the failure of the same to have been obtained, made or be effective, would not be materially adverse to the Division, the Business or the Assets, taken as a whole, or to Seller or Purchaser, taken as a whole;

         (e) As of the Closing date, Seller shall have received no notice of any pending proceeding for the taking or condemnation of all or any portion of the Real Property or the properties demised under the Leases or pending taking or condemnation proceeding which would result in a termination of any Lease of real property and, to the knowledge of Seller, none of the same is threatened, which, in the aggregate, would materially interfere with the intended use of the Real Property or materially detract from the value thereof.

         (f) no suit, action, claim or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree or order would: (i) prevent the carrying out of this Agreement or any of the material transactions contemplated hereby; (ii) declare unlawful or enjoin the transactions contemplated by this Agreement; or (iii) cause such transactions to be rescinded;

         (g) Purchaser will have received from Seller's counsel, Greenberg Traurig Hoffman Lipoff Rosen & Quentel, an opinion, which may rely on local counsel, with respect to the matters set forth in Exhibit M) hereto, addressed to Purchaser and dated the Closing Date.

         (h) on the Closing Date, Seller will have delivered to Purchaser a certificate of the general partner of the general partner of Seller in the form set forth in Exhibit N attached hereto, dated the Closing Date, stating that the preconditions to be satisfied by Seller specified in this Section 6 have been satisfied;

         (i) Purchaser shall have received, at normal premium rates, from a title insurance company reasonably acceptable to Purchaser: a form of Owner's Title Insurance Policy as to the properties listed as items and in Schedule 3.4(a) hereto, or an irrevocable binder to issue the same, in either case dated as of Closing, in such amounts as are reasonably determined by Purchaser but not greater than the amounts which the applicable title company would be permitted to insure under existing regulation, insuring Purchaser's fee title to the properties listed as items and in Schedule 3.4(a) hereto, subject only to those matters set forth on Schedule 6(i) hereto. Such policies shall contain no exceptions, including survey exceptions, to title other than those set forth on Schedule 6(i) hereof; and on or prior to the Closing Date, and as a condition precedent to Purchaser's obligations hereunder, Seller shall, in connection with the issuance of the policies of title insurance described in this clause (h), execute and deliver to the title company affidavits in the form reasonably required by the title insurance company but in no event inconsistent with the representations and warranties undertaken in this Agreement in conjunction with insurance of Purchaser's title in the Real Property; and

         (j) The Escrow Account shall have been established and, in connection therewith, the Escrow Agreement shall have been executed and delivered by the parties thereto; and

         (k) Purchaser shall have obtained surveys for the properties listed as items and in Schedule 3.4(a) hereto dated or recertified to within forty-five (45) days of the Closing, together with an ALTA or other certification reasonably acceptable to Purchaser, certified to such parties as Purchaser shall designate, showing a state of facts consistent with the state of title to be insured and also showing, among other things: (i) the courses and distances of the exterior property lines; (ii) the location of the improvements, the dimensions thereof at ground surface level, and the distance therefrom to the facing exterior property lines; (iii) the location of the adjoining streets; (iv) the location of easements, rights of ways or licenses on or across the subject property; and (v) any encroachments on to any adjoining property or unto the subject property.

         Any condition specified in this Section 6 may be waived by Purchaser, provided that no such waiver will be effective unless it is set forth in a writing executed by Purchaser.

7.       Conditions to Obligations of Seller.

         The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the representations and warranties made by Purchaser in this Agreement (including all Exhibits and Schedules hereto) and in the Documents, taken as a whole, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except that any such representations or warranties made as of a specified date shall have been true on and as of such date;

         (b) Purchaser will have performed all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing and shall have tendered delivery of the items referred to in
         Section 2.2 hereof;

         (c) all consents of third parties, all governmental and regulatory filings, authorizations and approvals set forth in Schedule 3.12 hereto and in Schedule 3.18, will have been duly made and obtained, including all filings required by Hart- -Scott, and the waiting period required by Hart-Scott will have terminated or expired, if applicable, except to the extent that any such consents, regulatory filings, authorizations and approvals, or the failure of the same to have been obtained, made or be effective, shall not be materially adverse to the Division, the Business or the Assets, taken as a whole, or to Seller or Purchaser, taken as a whole; provided, that Seller shall not be entitled to refuse to close, except pursuant to subprovision (h) below, on the basis that a consent of a non-governmental third party is not obtained if Purchaser first evidence's Purchaser's agreement, in a writing executed and delivered by Purchaser to Seller and reasonably satisfactory to Seller, in form and in substance, that Purchaser shall indemnify Seller against any Loss (as such term is defined in Section 8.3 hereof) Seller may incur as a consequence of Seller's failure to obtain such a third party consent;

         (d) no action or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree or order would: (i) prevent the carrying out of this Agreement or any of the material transactions contemplated hereby; (ii) declare unlawful the transactions contemplated by this Agreement; or (iii) cause such transactions to be rescinded;

         (e) Seller will have received from Purchaser's counsel, an opinion, with respect to the matters set forth in Exhibit O hereto, addressed to Seller and dated the Closing Date;

         (f) Seller will have been furnished with certified copies of all corporate action and proceedings of Purchaser taken to authorize the execution, delivery and performance of the Documents to be executed and delivered by Purchaser;

         (g) on the Closing Date, Purchaser will have delivered to Seller a certificate of Purchaser in the form set forth in Exhibit P attached hereto, dated the Closing Date, stating that the preconditions to be satisfied by Purchaser specified in this Section 7 have been satisfied;

         (h) either (i) thirty (30) days shall have expired from the date the Disclosure Material is sent to the limited partners of Seller and such limited partners shall not have delivered the opinion of counsel described in subparagraph 13(d) of the Partnership Agreement; or (ii) if such opinion has been obtained, the consent to the transactions contemplated hereby of two-thirds in interest of Seller's limited partners shall have been obtained pursuant to the terms and provisions of the Partnership Agreement; it being understood and agreed that the requirements of this clause (h) cannot be waived by Seller; and

         (i) The Escrow Account shall have been established and, in connection therewith, the Escrow Agreement shall have been executed and delivered by the parties thereto.

         Any condition specified in this Section 7, other than that contained in clause (h), may be waived by Seller, provided that no such waiver will be effective unless it is set forth in a writing executed by Seller.

8.       Survival of Representations and Warranties; Indemnification.

         8.1 Survival of Representations and Warranties. Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and any investigation made at any time with respect thereto and continue in effect and be enforceable until January 31, 1997, at which time they shall expire; provided, however, that any such representation or warranty as to which a bona fide claim shall have been asserted in timely fashion in accordance with the terms and conditions of this
Article 8 prior to the expiration of such survival period shall continue in effect until such time as such claim shall have been resolved or settled in accordance with the terms of the Escrow Agreement (including the ninety (90) day arbitration period thereunder) or the Escrow Agreement shall have been terminated in accordance with its terms, whichever shall occur first.

         8.2 Survival of Covenants and Agreements. Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing and be enforceable until January 31, 1997, at which time they shall expire.

         8.3  Indemnification  by Seller.  Subject to the last  sentence of this
Section 8.3, Seller agrees to indemnify and hold harmless Purchaser and its successors and assigns from and against any claims, liabilities, losses, damages, deficiencies or expenses, including, but not limited to, interest penalties, other penalties and reasonable attorneys' fees and expenses (any one such item being herein called a "Loss" and all such items being herein collectively called "Losses"), in an amount not to exceed the Contingent Escrowed Funds in the aggregate, which are caused by or arise out of: (i) any material breach or material default in the performance by Seller of any covenant or agreement of Seller contained herein or in any Document; (ii) any material breach of warranty or representation made by Seller herein or in any Document;
(iii) any claim made against Purchaser in respect of any Retained Liabilities, whether absolute or contingent (other than the Assumed Liabilities); and (iv) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing. Notwithstanding the foregoing provisions of this Section 8.3, no claim for indemnification shall be made by Purchaser under this Section 8.3 in violation of the provisions of Sections 5.14, or 5.16 or unless and until the aggregate amount of all Losses of Purchaser in respect thereof with regard to claims other than those covered by Sections 5.14, or 5.16 shall exceed $150,000 (the "Required Minimum"), and no indemnification shall be made by Seller to Purchaser in respect of such Losses except for Losses in excess of the Required Minimum. The indemnification obligations of Seller hereunder shall apply only to claims for indemnification made by Purchaser to Seller in writing in reasonably timely fashion, and with reasonable specificity concerning the details of the particular claim (and not merely in generic form) and the basis therefor, including, without limitation, relevant parties, dates, contracts/obligations and amounts incurred, during the time period specified in Section 8.2 above for the survival of representations and warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, THE INDEMNIFICATION OBLIGATIONS OF SELLER PURSUANT TO THIS SECTION SHALL BE NON-RECOURSE TO SELLER, ITS GENERAL, LIMITED AND SPECIAL PARTNERS, AND THEIR RESPECTIVE AFFILIATES, AND SUCH INDEMNIFICATION SHALL BE RECOURSE ONLY TO THE CONTINGENT ESCROW FUNDS HELD IN THE ESCROW ACCOUNT PURSUANT TO THE ESCROW AGREEMENT, AND NEITHER SELLER, ITS GENERAL PARTNER, ANY OF ITS LIMITED PARTNERS, OR THEIR RESPECTIVE AFFILIATES SHALL HAVE ANY LIABILITY WHATSOEVER FOR SUCH INDEMNIFICATION OBLIGATIONS.

         8.4 Indemnification by Purchaser. Purchaser agrees to indemnify and hold harmless Seller and its successors and assigns from and against any Losses which are caused by or arise out of: (i) any material breach or material default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein or in any Document; (ii) any material breach of warranty or representation made by Purchaser herein or in any Document; (iii) any claim made against Seller in respect of the Assumed Liabilities or any other liability or obligation of Purchaser, whether absolute or contingent (other than the Retained Liabilities); (iv) any act by Purchaser after the Closing Date arising out of, or related to, the operation, directly or indirectly, by Purchaser or any successor or assigns, of the Business; or (v) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal fees) incident to any of the foregoing. This indemnification obligation shall survive the Closing and shall extend and be enforceable through January 31, 1997. Notwithstanding the foregoing provisions of Section 8.4, no claim for indemnification shall be made by Seller under this Section 8.4 unless and until the aggregate amount of Losses shall exceed $150,000 and no indemnification shall be made by Purchaser to Seller in respect of such Losses except for Losses in excess of the Required Minimum and up to an aggregate amount not exceeding Three Million Three Hundred Thirty Thousand Five Hundred Dollars (U.S. $3,330,500). The indemnification obligations of Purchaser hereunder shall apply only to claims for indemnification made by Seller to Purchaser in writing in reasonable timely fashion, and with reasonable specificity concerning the details of the particular claim (and not merely in generic form) and the basis therefor, including, without limitation, relevant parties, dates, contract/obligations and amounts incurred during the time period specified in Section 8.1 above with respect to representations and warranties.

         8.5      Defense by Indemnifying Parties.

         (a) An indemnified party shall notify the indemnifying party in writing of any claim of such indemnified party for indemnification under this Agreement promptly after the date on which an executive officer or representative of such indemnified party first becomes aware of the existence of such claim whether such claim would be subject to the limitation set forth in Section 8.3 or 8.4 otherwise. Such notice shall specify the nature of such claim in reasonable detail and, upon written request, the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party promptly shall not constitute a waiver of such claim (provided that it does not interfere with the right of, or materially prejudice the ability of the indemnifying party to defend such action) but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give prompt notice.

         If any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty (20) days following notice thereof by the indemnified party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnified party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys' reasonable fees and other reasonable costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Subject to the provisions of Section 8.3 and 8.4 hereof, whichever may be applicable, if the indemnifying party assumes the defense of any such claim, the indemnifying party will hold the indemnified party harmless from and against any and all damages arising out of any settlement approved by such indemnifying party or any judgment in connection with such claim or litigation. Notwithstanding the assumption of the defense of any claim by the indemnified party pursuant to this Section 8.5(a) the indemnifying party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

         (b) The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to
         Section 8.3 or Section 8.4 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 8.5(b).

         8.6 Remedies Exclusive. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 8.6, FROM AND AFTER THE CLOSING DATE, THE RIGHTS AND REMEDIES UNDER SECTIONS 8.3 AND 8.4 HEREOF SHALL BE DEEMED TO BE EXCLUSIVE OF ALL OTHER RIGHTS AND REMEDIES THAT WOULD OTHERWISE BE AVAILABLE TO THE PARTIES HERETO; THAT IS, EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT, WHETHER BY CONTRACT OR UNDER LAW TO THE
EXTENT LEGALLY PERMISSIBLE TO DO SO, TO SEEK DAMAGES FROM OR AGAINST OR OTHERWISE ASSERT CLAIMS AGAINST THE OTHER PARTY (OR, WITH RESPECT TO CLAIMS BY, ON BEHALF OF OR THROUGH PURCHASER, AGAINST THE GENERAL, LIMITED OR SPECIAL PARTNERS OF SELLER OR THEIR RESPECTIVE AFFILIATES) HERETO OR ITS ASSETS OR ITS SUCCESSORS OR ASSIGNS OTHER THAN PURSUANT TO SECTIONS 8.3 AND 8.4 HEREOF. No course of dealing by either party, or any delay or omission of either party in exercising any rights or remedies under this Agreement shall operate as a waiver of such right or remedy. Notwithstanding the foregoing, each of the parties hereto, shall have the right to enforce their respective rights hereunder by an action or actions for specific performance, injunction or other appropriate equitable remedies.

         8.7 Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE
DOCUMENTS: (i) THE ASSETS ARE SOLD "AS IS, WHERE IS," AND WITH ALL FAULTS, AND SELLER MAKES NO REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OF THE ASSETS; (ii) SELLER DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS; (iii) SELLER DOES NOT MAKE ANY WARRANTY TO PURCHASER'S AGENTS OR CUSTOMERS; (iv) SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO ITS TITLE TO OR RIGHTS IN THE ASSETS AND NO SUCH REPRESENTATION OR WARRANTY SHALL BE IMPLIED BY LAW; AND (v) THERE IS NO WARRANTY WHICH EXTENDS BEYOND THE DESCRIPTION CONTAINED IN THE DOCUMENTS. SELLER HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE IN THIS SECTION 8.7.



9.       Termination.

         9.1 Best Efforts to Satisfy Conditions. Seller agrees to use its reasonable best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof and Purchaser agrees to use its reasonable best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof.

         9.2 Termination. This Agreement may be terminated prior to Closing by either party acting in good faith, without either party having any liability to the other party, as follows:

                  (i) the mutual written consent of Seller and Purchaser.

                  (ii)  Purchaser,  upon  written  notice  to  Seller,  if (a) a material default shall be made by Seller in the observance or in the due and timely performance by Seller of its covenants herein contained, or (b) there shall have been a material breach or misrepresentation by Seller of the warranties and representations of Seller herein contained, or (c) the conditions of this Agreement to be complied with or performed by Seller at or before the Closing Date shall not have been complied with or performed in all material respects (except to the extent that the non-compliance stems from Seller's failure to obtain all necessary consents from Seller's limited partners for the consummation of the transactions contemplated hereby so long as Seller continues to diligently seek to obtain the same) at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Purchaser; and, in the case of (a), (b) or (c), such material default, material breach or material noncompliance or nonperformance shall have a material adverse effect on the Business or the Assets, taken as a whole, or on the ability of the parties hereto to consummate the transactions contemplated hereby, taken as a whole; or (d) the Closing contemplated hereunder shall not have been consummated within forty-five (45) days from the date of this Agreement other than due to a material breach of the terms hereof by Purchaser.

                  (iii) Seller, upon written notice to Purchaser, if (a) a material default shall be made by Purchaser in the observance or in the due and timely performance by Purchaser of any of its covenants herein contained, or (b) there shall have been a material breach or misrepresentation by Purchaser of any of the warranties and representations of Purchaser herein contained, or (c) the conditions of this Agreement to be complied with or performed by Purchaser at or before the Closing Date shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by Seller; and, in the case of (a), (b) or (c), such material default, material breach or material noncompliance or nonperformance shall have a material adverse effect on the ability of the parties hereto to consummate the transactions contemplated hereby, taken as a whole; or
         (d) the failure of Seller to terminate this Agreement would violate its fiduciary duties to its partners under applicable law as contemplated by Section 5.2 hereof; or (e) the Closing contemplated hereunder shall not have been consummated within forty-five (45) days from the date of this Agreement other than due to a material breach of the terms hereof by Seller.

                  (iv) Either Seller or Purchaser upon written notice to the other if any court of competent jurisdiction or any other governmental body shall have issued an order, judgment or decree (including, but not limited to a temporary restraining) restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby on the terms set forth herein and the parties hereto shall have failed to have such order, judgment ordered vacated within 30 days after the issuance thereof.

                  (v) Either Seller or Purchaser upon written notice to the other if there shall occur the filing of a petition against the other party under the United States Bankruptcy Code, as amended or recodified from time to time, or under any similar or any other law relating to bankruptcy, insolvency, reorganization, creditor compositions, arrangements or other relief to debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any portion of the assets or property of either the other party and such filing or appointment is not cured within sixty (60) days; the other party shall become insolvent; the other party shall make a general assignment for the benefit of its creditors; the other party shall generally not pay its debts as they become due; or the other party shall admit in writing its inability to pay its debts as they become due.

                  (vi) In the event of the termination of this Agreement as provided in clauses (i), (ii), (iii), (iv) or (v) of this Section 9.2, this Agreement shall forthwith be terminated.

10.      Miscellaneous.

         10.1 Expenses. Each of the parties hereto shall pay its own expenses in connection with the negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, regardless of whether or not the transactions contemplated hereby are consummated. Title insurance premiums and other costs and fees associated therewith (including the cost of title reports) which may be payable in connection with the sale of Assets under this Agreement shall be paid by Purchaser. Purchaser shall pay all costs and expenses of obtaining surveys of the Real Property. Seller shall pay transfer taxes incurred in connection with the transfer of the Division, the Business or the Assets.

         10.2 Publicity. The parties agree to cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. No such information shall be released publicly without the prior written agreement of the parties hereto, which agreement shall not be unreasonably withheld. This Section 10.2 shall not prohibit either party from furnishing any information to any governmental, regulatory or administrative agency or authority as may be required by applicable statute or regulation.

         10.3 Bulk Sales Laws; Tax Certificate. Seller and Purchaser agree that the transactions contemplated by this Agreement shall be consummated in compliance with the bulk sales of Indiana ("Indiana Bulk Sale Laws") and that each shall take all necessary and appropriate actions and cooperate with the other to comply with the Indiana Bulk Sales Laws. In addition, Seller agrees that, promptly upon execution of this Agreement by all the parties hereto, Seller, by facsimile and by certified mail or overnight courier services, will apply to the Texas Comptroller of Public Accounts ("Texas Comptroller") for a certificate that no tax is due or a statement of the amount that must be paid before such a certificate will be issued. Seller will direct the Comptroller to issue said certificate or statement to Seller and also directly to Purchaser. If the Comptroller issues such certificate or statement to Seller and not to Purchaser, Seller will promptly provide a copy of such certificate or statement to Purchaser.

         10.4 Notices. Any notice or other communication required or permitted hereunder shall be deemed given if in writing and delivered personally or by overnight commercial courier, or sent by certified, registered or express mail, postage prepaid, or if sent by facsimile and confirmed by such mail sent the same day. Any such notice shall be deemed given when so delivered personally or by overnight commercial courier or, if mailed, seven (7) business days after the date of deposit in the United States Mails, First Class (or Air Mail, if mailed to or, from a destination outside the contiguous forty-eight States of the United States) postage prepaid, or if sent by facsimile and subsequently confirmed as set forth above, the same day so sent by facsimile, as follows:

                                    If to Seller, to:

                                    Majco Building Specialties, L.P.
                                    c/o Concurrency Management Corp.
                                    411 West Putnam Avenue
                                    Greenwich, Connecticut   06830
                                    Attention: Ms. Karen M. Ryugo
                                               Arthur Amron, Esq.

                                    Facsimile No.:  203-862-7491

                                    With a copy to:

                                    Judith Fryer, Esq.
                                    Andrew J. Cosentino, Esq.
                                    Greenberg Traurig Hoffman Lipoff
                                            Rosen & Quentel
                                    35th Floor
                                    153 East 53rd Street
                                    Citicorp Center

                                    New York, New York  10022

                                    Facsimile No.:  212-223-7161

                                    If to Purchaser, to:

                                    CFM International Inc.
                                    475 Admiral Boulevard
                                    Mississauga, Ontario
                                    Canada  LST 2N1
                                    Attention:  Colin Adamson

                                    Facsimile No.:  905-670-7915

                                    With a copy to:

                                    Emily Neuberger, Esq.
                                    Hopkins & Sutter
                                    3 First National Plaza
                                    Chicago, IL  60602

                                    Facsimile No.:  312-558-7761


Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices by such party hereunder, provided that no such change of address for notice shall be effective until the other parties hereto receive notice thereof in accordance with this Agreement.

         10.5 Mail. Seller hereby authorizes Purchaser from and after the Closing Date (i) to receive and open all mail and other communications received by Purchaser with respect to the Assets covered by Section 1.1 and the Assumed Liabilities, other than those marked personal or confidential to Seller or a specified individual not employed by Purchaser or sent to Seller by registered or certified mail, which shall be forwarded unopened to Seller or such individual and (ii) to act with respect to such communications in such manner as Purchaser may elect if such communications relate to the Assets covered by
Section 1.1 and the Assumed Liabilities. If such communications do not so relate, or relate both to such matters and to any right, liability or obligation of Seller, Purchaser will forward the same or copies thereof promptly to Seller. Seller shall promptly deliver to Purchaser the original of any mail or other communication, or copies thereof, received by it after the Closing Date pertaining to the Assets covered by Section 1.1 and the Assumed Liabilities.

         10.6 Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. If Purchaser assigns its rights under this Agreement to acquire the Division, the Assets and the Business, Purchaser will nonetheless remain liable, jointly and severally with any such assignee, with respect to Purchaser's agreements, covenants, obligations and liabilities under this Agreement, including, without limitation, Purchaser's indemnification obligations hereunder. No assignment of this Agreement or any of Purchaser's rights hereunder or in respect hereof shall be effective unless Purchaser and the prospective assignee first execute and deliver to Seller a written assignment and assumption agreement reasonably satisfactory to Seller in form and in substance.

         10.7 Third Party Beneficiaries. Nothing in this Agreement or the Documents is intended to, or shall be construed so as to create any third party beneficiary to this Agreement or otherwise confer any rights in or upon any persons except Purchaser and Seller.

         10.8 Knowledge of Seller. When any provision of any Document refers to or contemplates the knowledge of Seller, it shall mean the actual knowledge of Messrs. Raymond E. Deasy, Larry R. McMichael or Donely H. Zulager, Glen Thompson, David Kelles, Terry Denton, Fred Lesser, Gary Brown and Mary Peikeit, only.

         10.9 Successors Bound. Subject to the provisions of Section 10.6, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         10.10 Section Headings; Captions; Pronouns. CAPTIONS USED HEREIN ARE FOR THE CONVENIENCE OF THE PARTIES, ONLY, AND SHALL BE GIVEN NO SUBSTANTIVE
SIGNIFICANCE IN ANY CONSTRUCTION OF THIS AGREEMENT. ALL PRONOUNS AND ANY VARIATIONS THEREOF REFER TO THE MASCULINE, FEMININE OR NEUTER, SINGULAR OR PLURAL, AS THE CONTEXT MAY REQUIRE. ALL REFERENCES HEREIN TO SECTIONS,
SUBSECTIONS AND CLAUSES SHALL BE DEEMED REFERENCES TO SUCH PARTS OF THIS AGREEMENT, UNLESS THE CONTEXT SHALL OTHERWISE REQUIRE.

         10.11 Amendment and Waiver. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party to be charged with the waiver.

         10.12 Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and documents referred to herein constitute the entire agreement of the parties hereto and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter hereof and thereof, except for a confidentiality agreement dated May 9, 1995 entered into by the Purchaser for the benefit of the Seller.

         10.13 Closing on Certain Real Property. With respect to the real property located in Hays County, Texas ("Hays County Property") and in Wise
County, Texas ("Wise County Property") as described in Schedule 3.4, notwithstanding anything to the contrary contained herein, if Purchaser is not satisfied with the condition of such property, the condition of title on or has not been satisfactorily provided with Phase I environmental reports on or prior to the Closing Date, Purchaser may elect not to purchase the Hays County Property and/or the Wise County Property and there shall be a purchase price adjustment equal to $132,000 in the case of the Hays County Property and $45,000 in the case of the Wise County Property, such amounts being the book values of the respective properties as of the date hereof. If Purchaser elects not to purchase the Hays County Property or the Wise County Property, then Seller shall retain such property or properties as Retained Assets and shall retain all liabilities associated with such property or properties as Retained Liabilities and any and all representations, warranties and covenants with respect to any such retained property will be deemed terminated and of no force or effect ab initio. If Purchaser elects to purchase the Hays County Property or the Wise County Property at Closing, Purchaser shall accept title to the property or properties as Assets and shall assume all liabilities in connection therewith; and Seller shall not be liable for any breach of a representation, warranty or covenant made with respect to such properties from the date of execution of this Agreement until Closing.

         10.14 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument when received by Judith Fryer, Esq. or Andrew J. Cosentino, Esq. at Greenberg Traurig Hoffman Lipoff Rosen & Quentel, 153 East 53rd Street, New York, New York 10021.

         10.15 Governing Law. This Agreement shall be construed and enforced under and in accordance with and governed by the laws of the State of New York without regard to principles of conflicts of law thereof.

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto by natural persons having the legal capacity and due authorization to do the same on their behalf as of the date first above written.

                                    MAJCO BUILDING SPECIALTIES, L.P.
                                    By: IBP INVESTING, L.P.
                                            General Partner

                                     By: MATLYN CAPITAL CORP.
                                            General Partner



                                    By  /s/Karen Marie Ryugo
                                    Name:  Karen Marie Ryugo
                                    Title: President

                                    CFM INTERNATIONAL INC.



                                    By  /s/Colin Adamson
                                    Name:  Colin Adamson
                                    Title: President